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                                                      EXHIBIT 10.52.3


                             COLLABORATION AGREEMENT

                                      among

                              GENZYME CORPORATION,

                         GENZYME TRANSGENICS CORPORATION

                                       and

                                    ATIII LLC

                           dated as of January 1, 1998



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                                TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS................................................      1
   1.1       "Affiliate"..............................................      1
   1.2       "Behring"................................................      2
   1.3       "BLA"....................................................      2
   1.4       "*"......................................................      2
   1.5       "Collaboration Product"..................................      2
   1.6       "Commercialization Costs"................................      2
   1.7       "Commercialization Plan".................................      2
   1.8       "Date of Execution"......................................      3
   1.9       "Development Costs"......................................      3
   1.10      "Development Plan".......................................      3
   1.11      "Development Program"....................................      3
   1.12      "Distribution Margin"....................................      3
   1.13      "Distributor's Discount".................................      4
   1.14      "Effective Date".........................................      4
   1.15      "Estimated Fully Absorbed Cost of Goods".................      4
   1.16      "Estimated Net Selling Price"............................      4
   1.17      "Field"..................................................      4
   1.18      "FDA"....................................................      4
   1.19      "Fully Absorbed Cost of Goods"...........................      4
   1.20      "GAAP"...................................................      5
   1.21      "Genzyme Patent Rights"..................................      5
   1.22      "Genzyme Technology".....................................      5
   1.23      "Genzyme/GTC Patent Rights"..............................      5
   1.24      "Genzyme/GTC Technology..................................      5
   1.25      "GTC Licensed ATIII Patent Rights........................      5
   1.26      "GTC Patent Rights"......................................      5
   1.27      "GTC Technology".........................................      6
   1.28      "Major Market Countries".................................      6
   1.29      "Manufacturer's Profit"..................................      6
   1.30      "Manufacturing Know-How".................................      6
   1.31      "Manufacturing Margin"...................................      6
   1.32      "Member".................................................      6
   1.33      "Net Profit".............................................      6
   1.34      "Net Sales"..............................................      7
   1.35      "New Facility"...........................................      7
   1.36      "New Facility Costs".....................................      7
   1.37      "Operating Agreement"....................................      8
   1.38      "Patent Rights"..........................................      8
   1.39      "Percentage Interest"....................................      8
   1.40      "Program"................................................      8

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
   1.41      "Program Costs"..........................................      8
   1.42      "Program Management Team"................................      8
   1.43      "Purchase Agreement".....................................      8
   1.44      "Regulatory Approvals"...................................      8
   1.45      "Regulatory Scheme"......................................      8
   1.46      "SMIG"...................................................      8
   1.47      "SMIG Territory".........................................      8
   1.48      "Specifications".........................................      9
   1.49      "Steering Committee".....................................      9
   1.50      "Technology".............................................      9
   1.51      "Territory"..............................................      9
   1.52      "Third Party"............................................      9
   1.53      "Transgenic Animal"......................................      9
   1.54      "Transgenic ATIII".......................................      9

ARTICLE 2. SCOPE AND STRUCTURE OF THE COLLABORATION ..................      9
   2.1        General ................................................      9
   2.2        Exclusive Relationship..................................     10
   2.3        *.......................................................     10
   2.4        SMIG Agreement..........................................     11

ARTICLE 3. GRANTS AND RESERVATIONS OF RIGHTS .........................     12
   3.1        Licenses of Rights to ATIII LLC.........................     12
              3.1.1  Grants from GTC..................................     12
              3.1.2  Grants from Genzyme..............................     12
              3.1.3  ATIII LLC Undertakings; Sublicenses..............     13
              3.1.4  Rights of ATIII LLC to Patent Rights or
                     Technology Developed Outside the Program.........     13
   3.2        Sublicenses of Rights from ATIII LLC to GTC and
              Genzyme.................................................     13
   3.3        Reservation of Rights...................................     14
              3.3.1  Reservation by GTC ..............................     14
              3.3.2  Reservation by Genzyme...........................     14

ARTICLE 4. PROGRAM FUNDING; LLC INTEREST .............................     14
   4.1        Program Funding Commitments ............................     14
              4.1.1  1998 Funding ....................................     14
              4.1.2  Funding After 1998 ..............................     14
              4.1.3  New Facility Costs...............................     15
              4.1.4  Adjustment to Percentage Interest and Funding
                     Commitment.......................................     15
   4.2        Program Funding Capital Contributions ..................     15
              4.2.1  Initial Capital Contributions ...................     15
              4.2.2  Monthly Capital Contributions ...................     15
              4.2.3  Quarterly Statements; Quarterly Reconciliation ..     15
   4.3        Distributions ..........................................     16

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
    4.4       Sale and Purchase of LLC Interest ......................     16
    4.5       Books of Account; Audit ................................     16

ARTICLE 5. THE DEVELOPMENT PROGRAM....................................     17
    5.1       Conduct of the Development Program .....................     17
              5.1.1  General .........................................     17
              5.1.2  Development Plan ................................     17
              5.1.3  Initial and Updated Development Plan ............     18
              5.1.4  Execution and Performance .......................     19
              5.1.5  Attendance at Regulatory Meetings ...............     19
    5.2       Development Information ................................     19
              5.2.1  Reports and Information Exchange ................     19
              5.2.2  Adverse Reaction Reporting ......................     19
              5.2.3  Clinical and Regulatory Audits ..................     19
    5.3       Regulatory Approval Filings ............................     20
    5.4       Facilities Visits ......................................     20

ARTICLE 6. SALES, MARKETING AND ADMINISTRATIVE SERVICES...............     20
    6.1       Commercialization Plans ................................     20
              6.1.1  General .........................................     20
              6.1.2  Initial and Updated Commercialization Plans .....     21
    6.2       Exclusive Engagement ...................................     21
    6.3       Orders and Forecasting .................................     22
    6.4       Prices and Payment Terms; Costs ........................     22
              6.4.1  Prices ..........................................     22
              6.4.2  Terms of Payment ................................     22
              6.4.3  Marketing and Distribution Expenses .............     22
    6.5       Responsibilities of Genzyme ............................     22
    6.6       Responsibilities of ATIII LLC and GTC ..................     24
    6.7       Third Party Distributors ...............................     24
    6.8       General and Administrative Services ....................     24

ARTICLE 7. MANUFACTURE AND SUPPLY.....................................     24
    7.1       Process Development; Manufacturing Approvals ...........     25
    7.2       Manufacture and Supply of Collaboration Products .......     25
              7.2.1  General .........................................     25
              7.2.2  Manufacturing Facilities and Capacity
                     Requirements.....................................     26
              7.2.3  Forecasts .......................................     26
    7.3       Certificates of Analysis ...............................     26
    7.4       Certificates of Manufacturing Compliance ...............     26
    7.5       Access to Facilities ...................................     26

ARTICLE 8. MANAGEMENT.................................................     27
    8.1       Program Management Team ................................     27
              8.1.1  General .........................................     27
              8.1.2  Development Program Functions ...................     27
              8.1.3  Commercialization Functions .....................     27


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
              8.1.4  Minutes .........................................     28
    8.2       Steering Committee .....................................     28
              8.2.1  General .........................................     28
              8.2.2  Functions .......................................     28
              8.2.3  Minutes .........................................     29
    8.3       General Disagreements ..................................     29

ARTICLE 9. INTELLECTUAL PROPERTY RIGHTS...............................     29
    9.1       Ownership ..............................................     29
              9.1.1  Ownership and Assignment of Discoveries and
                     Improvements.....................................     29
              9.1.2  Ownership of Trademarks .........................     30
              9.1.3  Cooperation of Employees ........................     30
    9.2       Filing, Prosecution and Maintenance of Patent Rights....     30
              9.2.1  Filing, Prosecution and Maintenance .............     30
              9.2.2  Patent Filing Costs .............................     31
    9.3       Cooperation ............................................     31
    9.4       Notification of Patent Term Restoration ................     31
    9.5       No Other Technology Rights .............................     31
    9.6       Enforcement of Patent Rights; Defense of Infringement
              Actions.................................................     32
              9.6.1  First Right to Respond ..........................     32
              9.6.2  Sharing of Litigation and Settlement Expenses....     32
              9.6.3  Second Right to Respond .........................     32

ARTICLE 10. CONFIDENTIALITY...........................................     32
   10.1       Nondisclosure Obligations ..............................     32
   10.2       Terms of this Agreement; Press Releases ................     33
   10.3       Publications ...........................................     33

ARTICLE 11. REPRESENTATIONS AND WARRANTIES.............................    34
   11.1       Authorization ...........................................    34
   11.2       Intellectual Property Rights ............................    34
   11.3       Warranties ..............................................    34
              11.3.1  Genzyme Warranties ..............................    34
              11.3.2  GTC Warranties ..................................    35
   11.4       Disclaimer of Representations and Warranties.............    35
   11.5       Limitation of Liability .................................    35

ARTICLE 12. INDEMNITY.................................................     35
   12.1       ATIII LLC Indemnity Obligations ........................     35
   12.2       Insurance ..............................................     35

ARTICLE 13.  TERM AND TERMINATION.....................................     36
   13.1       Term ...................................................     36
   13.2       Termination ............................................     36
              13.2.1  For Certain Material Breaches ..................     36
              13.2.2  For Failure to Make a Milestone Payment ........     36
              13.2.3  For Convenience ................................     36

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
             13.2.4.  Upon Bankruptcy ................................     37
    13.3.    Effects of Termination ..................................     37
             13.3.1.  For Certain Material Breaches ..................     37
             13.3.2.  For Failure to Make a Milestone Payment.........     38
             13.3.3.  For Convenience ................................     39
             13.3.4   Upon Bankruptcy ................................     40
             13.3.5.  * ..............................................     41
    13.4.    Inventory ...............................................     41
    13.5.    Survival of Rights and Duties ...........................     41

    ARTICLE 14. MISCELLANEOUS.........................................     42
    14.1.    Cooperation .............................................     42
    14.2.    Exchange Controls .......................................     42
    14.3.    Withholding Taxes .......................................     42
    14.4.    IRS Transfer Pricing Adjustments ........................     42
    14.5.    Interest on Late Payments ...............................     42
    14.6.    Force Majeure ...........................................     43
    14.7.    Assignment ..............................................     43
    14.8.    Severability ............................................     43
    14.9.    Notices .................................................     43
    14.10.   Applicable Law...........................................     45
    14.11.   Arbitration..............................................     45
             14.11.1. General ........................................     45
             14.11.2. Procedure ......................................     45
    14.12.   Injunctive Relief .......................................     46
    14.13.   Entire Agreement ........................................     46
    14.14.   Headings ................................................     46
    14.15.   Independent Contractors .................................     46
    14.16.   Waiver ..................................................     47
    14.17.   Counterparts ............................................     47

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

                             COLLABORATION AGREEMENT


     THIS COLLABORATION AGREEMENT dated as of January 1, 1998 (the "Agreement") is made among Genzyme Corporation, a Massachusetts corporation having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("Genzyme"), Genzyme Transgenics Corporation, a Massachusetts corporation having its principal place of business at Five Mountain Road, Framingham, Massachusetts 01701 ("GTC") and ATIII LLC, a Delaware limited liability company having its principal place of business at One Kendall Square, Cambridge, Massachusetts 02139 ("ATIII LLC"). Genzyme, GTC and ATIII LLC are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                 R E C I T A L S

     A. GTC is developing recombinant human antithrombin III ("ATIII"), produced in the milk of transgenic goats. ATIII is a principle inhibitor of blood coagulation serine proteases, such as thrombin and Factor Xa and certain other blood components, and assists in the maintenance of homeostatic balance. Decreased levels of ATIII occur in individuals having a genetic or an acquired deficiency. Acquired deficiencies can result from obstetrical or surgical procedures, including without limitation coronary artery bypass grafting ("CABG") procedures, and disease states, including without limitation sepsis and septic shock, acute liver failure, disseminated intravascular coagulation, burns, multiple trauma, organ transplantation and hemodialysis. GTC is currently developing ATIII for the treatment of ATIII deficiencies.

     B. Genzyme has expertise in the areas of development and marketing of bio-pharmaceutical products.

     C. ATIII LLC has been organized by GTC and Genzyme as the vehicle for a joint venture between GTC and Genzyme to develop and commercialize the Collaboration Products (as defined herein) throughout the Territory (as defined herein).

     NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

     For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

     1.1. "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the

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power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

     1.2. "Behring" shall mean Behringwerke Aktiengesellschaft, a subsidiary of Hoechst Marion Roussel.

     1.3. "BLA" shall mean a Biologics License Application filed with the FDA after completion of human clinical trials to obtain marketing approval for a Collaboration Product.

     1.4. "*" shall mean *, a *.

     1.5. "Collaboration Product" shall mean any product comprising tgATIII together with any process developed for use in the Field by a Party utilizing, based upon or arising out of the Genzyme Patent Rights, the GTC Patent Rights, the GTC Licensed ATIII Patent Rights, the Genzyme/GTC Patent Rights, the Genzyme Technology, the GTC Technology, the Genzyme/GTC Technology or the Manufacturing Know-How owned or controlled by any Party, including without limitation any and all improvements, combination products, delivery systems and dosage forms related thereto.

     1.6. "Commercialization Costs" with respect to a Collaboration Product shall mean the variable costs and fixed costs incurred by ATIII LLC with respect to work performed by the Parties and their Affiliates and subcontractors in connection with the performance of the Commercialization Plan for such Collaboration Product, including without limitation (a) GTC's Fully Absorbed Cost of Goods for batches of Collaboration Product manufactured and supplied by GTC in bulk form for use in connection with the performance of the Commercialization Plan, (b) Genzyme's Fully Absorbed Costs of Goods incurred in connection with the production of Collaboration Products in finished form, including without limitation the performance of assay and purification work, for use in connection with the performance of the Commercialization Plan and (c) sales and marketing costs related to performing market research, advertising, producing promotional literature, sponsoring seminars and symposia, originating sales and providing reimbursement and other patient support services. For purposes of this
Section 1.6, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the Commercialization Plan and manufacture of Collaboration Product for use in commercialization activities, as well as royalties payable to Third Parties. For purposes of Section 1.6, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs directly related to the conduct of the Commercialization Plan and the manufacture of Collaboration Product for use in commercialization activities, allocated based upon the proportion of such costs directly attributable to support of the Commercialization Plan and the manufacture of Collaboration Product for use in commercialization activities or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with GAAP.

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     1.7. "Commercialization Plan" shall mean the comprehensive plan for the commercialization of a Collaboration Product, as more specifically described in Section 6.1.1 hereof.

     1.8. "Date of Execution" shall mean the last date on which the Parties executed this Agreement, as shown on the signature pages hereto.

     1.9. "Development Costs" with respect to a Collaboration Product shall mean the variable costs and fixed costs incurred by ATIII LLC with respect to work performed by the Parties and their Affiliates and subcontractors in connection with the conduct of the Development Plan for such Collaboration Product, including without limitation (a) direct, out- of-pocket external costs, including clinical grants, clinical laboratory fees, positive controls and the cost of studies conducted and services provided by contract research organizations and individuals, consultants, toxicology contractors, and manufacturers necessary or useful for the purpose of obtaining Regulatory Approvals for such Collaboration Product, (b) amounts paid to Genzyme and GTC by ATIII LLC with respect to research and development and pre-commercialization sales and marketing efforts as set forth in the Development Plan for such Collaboration Product, including without limitation the efforts of Genzyme and GTC to develop a process for the manufacture of such Collaboration Product and the Fully Absorbed Cost of Goods for batches of such Collaboration Product manufactured and supplied for use in preclinical and clinical trials and pre-commercialization activities, (c) costs related to data management, statistical designs and studies, document preparation and other expenses associated with the clinical testing program for such Collaboration Product and (d) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approvals for such Collaboration Product. For purposes of this Section 1.9, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the conduct of the Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities. For purposes of this Section 1.9, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the conduct of the Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities, allocated based upon the proportion of such costs directly attributable to support of the Development Program and the manufacture of the Collaboration Product for use in preclinical and clinical trials and pre-commercialization activities or by such other method of cost allocation as may be approved by the Steering Committee. All cost determinations made hereunder shall be made in accordance with GAAP.

     1.10. "Development Plan" shall mean the comprehensive plan and budget for the development of a Collaboration Product under the Development Program, as more specifically described in Section 5.1.2 hereof.

     1.11. "Development Program" shall mean the preclinical and clinical development of Collaboration Products, including the preparation and filing of all applications for Regulatory Approvals for each Collaboration Product.

     1.12. "Distribution Margin" with respect to Net Sales of a Collaboration Product shall mean the amount of the Distributor's Discount plus the amount by which Genzyme's

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actual selling price exceeds the Estimated Net Selling Price for such
Collaboration Product or, if Genzyme's actual selling price is less than the Estimated Net Selling Price for such Collaboration Product, minus the amount of such difference. For purposes of this Section 1.12, "Genzyme's actual selling price" shall mean Genzyme's gross invoiced sales price billed to customers reduced to reflect any amounts incurred resulting from any rebates, chargebacks or refunds subsequently allowed and taken.

     1.13. "Distributor's Discount" shall mean the dollar amount per unit of Collaboration Product fixed by the Steering Committee as a discount from the Estimated Net Selling Price at which Genzyme purchases such Collaboration Product from ATIII LLC.

     1.14. "Effective Date" shall mean the January 1, 1998.

     1.15. "Estimated Fully Absorbed Cost of Goods" with respect to a Collaboration Product shall mean GTC's Fully Absorbed Cost of Goods estimated by the Steering Committee for quantities of Collaboration Product to be purchased by ATIII LLC pursuant to Article 7 hereof. The Estimated Fully Absorbed Cost of Goods for a Collaboration Product shall be set forth in the Development Plan and Commercialization Plan for such Collaboration Product. The Steering Committee may adjust the Estimated Fully Absorbed Cost of Goods for a Collaboration Product to the extent necessary or appropriate to reflect changes in market conditions and actual manufacturing experience.

     1.16. "Estimated Net Selling Price" with respect to a Collaboration Product shall mean the price estimated by the Steering Committee at which such Collaboration Product will be sold by Genzyme to Third Party customers purchasing such Collaboration Product for resale. The Estimated Net Selling Price shall be set forth in the Commercialization Plan for such Collaboration Product. The Steering Committee may adjust the Estimated Net Selling Price for a Collaboration Product to the extent necessary or appropriate to reflect changes in market conditions and actual sales experience.

     1.17. "Field" shall mean any and all indications for ATIII, including without limitation diagnosis, treatment or prevention of hereditary and acquired ATIII deficiencies.

     1.18. "FDA" shall mean the United States Food and Drug Administration, any successor agency, or the regulatory authority of any country other than the United States with responsibilities comparable to those of the United States Food and Drug Administration.

     1.19. "Fully Absorbed Cost of Goods" with respect to a Collaboration Product shall mean (a) the variable costs and fixed costs incurred by a Party associated with the manufacture (inclusive of finishing processes) of batches of such Collaboration Product or (b) if such Collaboration Product is not manufactured by the Parties, the transfer price for batches of such Collaboration Product purchased from Third Party manufacturers. For purposes of this Section 1.19, "variable costs" shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the manufacture of batches of such Collaboration Product. For purposes of this
Section 1.19, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, facility and equipment depreciation and other fixed costs directly related to the manufacture of batches of such Collaboration Product. Fixed costs shall be allocated to such Collaboration Product based upon the proportion of such costs directly attributable to support of the manufacturing process for such

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Collaboration Product. If a facility is used to manufacture Collaboration
Products and products for other programs of either Genzyme or GTC (including without limitation products for use or sale in the SMIG Territory), fixed costs shall be allocated in proportion to the use of such facility for the manufacture of Collaboration Products and products for such other programs. Fully Absorbed Cost of Goods shall exclude all costs otherwise reimbursed pursuant to this Agreement. In the event that either GTC or Genzyme subcontracts with the other Party to perform any work on its behalf in connection with the manufacturing responsibilities assigned to GTC or Genzyme, respectively, pursuant to Section 7.2.1 hereof, GTC and Genzyme (i) shall each directly charge ATIII LLC their respective Fully Absorbed Cost of Goods and (ii) shall not include any part of the other Party's Fully Absorbed Cost of Goods in the amount so charged to ATIII LLC. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with GAAP.

     1.20. "GAAP" shall mean United States generally accepted accounting principles, consistently applied, except when different accounting principles are required under the terms of the Operating Agreement, in which case the accounting principles mandated under the Operating Agreement shall control.

     1.21. "Genzyme Patent Rights" shall mean all present Patent Rights owned or controlled by, or licensed (with the right to sublicense where possible) to, Genzyme, to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by-process, method, apparatus, manufacturing or other process, relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field, including the Genzyme Patent Rights listed in
Schedule 1.21 hereto.

     1.22. "Genzyme Technology" shall mean Technology owned or controlled by, or licensed (with the right to sublicense) to, Genzyme relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

     1.23. "Genzyme/GTC Patent Rights" shall mean the Patent Rights that claim Joint Inventions (as such term is defined in Section 9.1.1 hereof) that are jointly discovered, made or conceived during and in connection with the Program to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by-process, method, apparatus, manufacturing or other process, or transgenic technology relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

     1.24. "Genzyme/GTC Technology" shall mean all Technology discovered, made or conceived during and in connection with the Program, and future Technology owned or controlled by, or licensed (with the right to sublicense where possible) to, either Genzyme or GTC relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

     1.25. "GTC Licensed ATIII Patent Rights" shall mean all present and future Patent Rights in the Territory sublicensed (whether exclusively or nonexclusively) by GTC from Behring pursuant to the Agreement dated September 29, 1990 by and between Behring, SMIG

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and GTC (as the successor to Genzyme's interest therein) (the "Original ATIII
Agreement"). Schedule 1.25 hereto lists the GTC Licensed ATIII Patent Rights as of the Date of Execution.

     1.26. "GTC Patent Rights" shall mean, except as to GTC Licensed ATIII Patent Rights, all present Patent Rights owned or controlled by, or licensed (with the right to sublicense where possible) to, GTC, to the extent that such Patent Rights cover a compound, composition, biological or other material, product-by-process, method, apparatus, manufacturing or other process, or transgenic production technology relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field, including the GTC Patent Rights listed in
Schedule 1.26 hereto.

     1.27. "GTC Technology" shall mean all present Technology owned or controlled by, or licensed (with the right to sublicense where possible) to, GTC relating to or useful for the research, development, manufacture or commercialization of Collaboration Products for use in the Field.

     1.28. "Major Market Countries" shall mean *. The Steering Committee may from time to time designate additional countries as Major Market Countries or remove countries from the list of designated Major Market Countries with respect to a Collaboration Product to the extent necessary to reflect changes in market conditions. Any such additions or deletions shall be set forth in the Commercialization Plan for such Collaboration Product.

     1.29. "Manufacturer's Profit" shall mean the dollar amount in excess of GTC's Estimated Fully Absorbed Costs of Goods Sold included in the price at which ATIII LLC purchases quantities of Collaboration Products in bulk form from GTC. The Manufacturer's Profit shall only be payable in connection with the purchase of Collaboration Products ultimately intended for commercial sale.

     1.30. "Manufacturing Know-How" shall mean all information, techniques, inventions, discoveries, improvements, practices, methods, knowledge, skill, experience and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon, relating to or necessary or useful for the production, purification, packaging, storage and transportation of Collaboration Products, including without limitation specifications, acceptance criteria, manufacturing batch records, standard operating procedures, engineering plans, installation, operation and process qualification protocols for equipment, validation records, master files submitted to the FDA, process validation reports, environmental monitoring processes, test data including pharmacological, toxicological and clinical test data, cost data and employee training materials.

     1.31. "Manufacturing Margin" shall mean the price at which ATIII LLC purchases quantities of a Collaboration Product in bulk form from GTC less GTC's actual Fully Absorbed Cost of Goods for such quantities.

     1.32. "Member" shall have the meaning set forth in the Operating
Agreement.

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     1.33. "Net Profit" of ATIII LLC for any period shall be equal to (a) the sum during such period of all revenues recognized and recorded by ATIII LLC during such period, including without limitation (i) revenues from Net Sales of all Collaboration Products sold directly by ATIII LLC and (ii) all revenues received by ATIII LLC from Third Parties as consideration for sublicensing the manufacture, use, distribution or sale of Collaboration Products, less (b) all expenses incurred by ATIII LLC during such period, including without limitation expenses incurred in respect of Development Costs, New Facility Costs and Commercialization Costs and facility and equipment depreciation costs. All determinations made hereunder shall be made in accordance with GAAP.

     1.34. "Net Sales" with respect to a Collaboration Product shall mean the gross invoiced sales price of such Collaboration Product billed to (a) independent Third Party customers, including without limitation distributors, in bona fide arms-length transactions and (b) Genzyme and its Affiliates, less, for purposes only of calculating the payments set forth in Article 13 hereof, to the extent such amounts are included in the gross invoiced sales price, actual: (i) freight and insurance costs incurred in transporting such Collaboration Product to such customers; (ii) quantity, cash and other trade discounts actually allowed and taken; (iii) customs duties, surcharges and taxes and other governmental charges incurred in connection with the exportation or importation of such Collaboration Product in final form; (iv) bad debt expense; (v) amounts repaid or credited by reason of rejections (due to Collaboration Product spoilage, damage, expiration of useful life or otherwise) or retroactive price reductions; (vi) amounts incurred resulting from governmental mandated rebate or discount programs; and (vii) Third Party rebates and chargebacks actually allowed and taken, including without limitation hospital buying group chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates. The Steering Committee shall determine how any transfers of Collaboration Products by ATIII LLC to Genzyme or its Affiliates for use as samples shall be treated for purposes of this Section 1.34, and ATIII LLC shall make such transfers in accordance with such determination. The amount of Net Sales for any period shall be determined on the basis of sales recorded in such period in accordance with GAAP.

     1.35. "New Facility" shall mean any new manufacturing facility (or portion thereof) to be constructed after the Date of Execution to be used to manufacture (inclusive of finishing processes) Collaboration Products.

     1.36. "New Facility Costs" shall mean the variable costs and fixed costs incurred by ATIII LLC with respect to (a) the design, construction, validation and operation of the New Facility, including without limitation
(i) costs for preparing, submitting, reviewing or developing data or information for the purpose of submission of applications to obtain Regulatory Approval for the New Facility and (ii) the scale-up of the manufacturing process (inclusive of finishing processes) for Collaboration Products to be manufactured in the New Facility, and (b) the manufacture of Collaboration Products in the New Facility. For purposes of this Section 1.36, 'variable costs' shall be deemed to be the cost of labor, raw materials, supplies and other resources directly consumed in the design, construction, validation and operation of the New Facility and in the manufacture of Collaboration Products in the New Facility. For purposes of this Section 1.36, "fixed costs" shall be deemed to be the cost of facilities, utilities, insurance, equipment depreciation and other fixed costs related to the operation of the New Facility and the manufacture of Collaboration Products in the New Facility. If the New Facility is used to manufacture Collaboration Products and products for

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

other programs of either Genzyme or GTC (including without limitation products for use or sale in the SMIG Territory), variable costs and fixed costs shall be allocated in proportion to the use of the New Facility for the manufacture of Collaboration Products and products for such other programs. New Facility Costs shall exclude all costs otherwise reimbursed pursuant to this Agreement. Except as otherwise provided in this Agreement, all cost determinations made hereunder shall be made in accordance with GAAP.

     1.37. "Operating Agreement" shall mean the Amended and Restated Operating Agreement of ATIII LLC of even date herewith by and between GTC and Genzyme.

     1.38. "Patent Rights" shall mean patents, patent applications, certificates of invention, or applications for certificates of invention, together with any extensions, registrations, confirmations, reissues, divisions, continuations or continuations-in-part, re-examinations or renewals thereof.

     1.39. "Percentage Interest" shall have the meaning set forth in the Operating Agreement.

     1.40. "Program" shall mean the collaboration among ATIII LLC, GTC and Genzyme described in this Agreement.

     1.41. "Program Costs" shall mean all Program-related costs, including without limitation Development Costs, New Facility Costs and
Commercialization Costs, in each case as such costs are incurred or accrued by ATIII LLC on or after the Effective Date.

     1.42. "Program Management Team" shall mean the joint team composed of representatives of Genzyme and GTC described in Section 8.1.1 hereof.

     1.43. "Purchase Agreement" shall mean the Purchase Agreement of even date herewith by and between GTC and Genzyme.

     1.44. "Regulatory Approvals" shall mean all approvals from regulatory authorities in any country required lawfully to market Collaboration Products in any such country, including without limitation any BLA, any establishment license application filed with the FDA to obtain approval of the facilities and equipment to be used to manufacture a Collaboration Product, and any product pricing approvals where applicable.

     1.45. "Regulatory Scheme" shall mean the United States Public Health Service Act and the regulations, interpretations and guidelines promulgated thereunder by the FDA or the regulatory scheme applicable to the Collaboration Products in any country other than the United States, as such statutes, regulations, interpretations and guidelines or regulatory schemes may be amended from time to time.

     1.46. "SMIG" shall mean SMI Genzyme Limited, a Japanese corporation and a joint venture between Genzyme and Sumitomo Metal Industries, Ltd.

     1.47. "SMIG Territory" shall mean the territory in which SMIG has an exclusive right and license with respect to ATIII pursuant to that certain Research and Development Agreement dated September 11, 1990 by and between SMIG and GTC (as the successor to

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


Genzyme), as amended by that certain Amendment Agreement dated March 15, 1994 by and between SMIG and GTC and that certain letter agreement dated August 4, 1994 and that certain Agreement dated as of January 31, 1997 (as amended, the "SMIG Research Agreement"), which territory consists of: Japan, China, Taiwan, Thailand, India, Sri Lanka, Indonesia, Philippines, Vietnam, Singapore, Malaysia, Hong Kong, Myanmar (Burma), Pakistan, Bangladesh, South Korea, Laos, Cambodia and their respective succession states.

     1.48. "Specifications" with respect to a Collaboration Product shall mean the written specifications for such Collaboration Product determined by the Program Management Team and approved by the Steering Committee; provided that such specifications shall at all times comply with the relevant Regulatory Scheme in the country of sale and in the country of use. The Specifications may be amended from time to time by the Program Management Team provided that such amendments are approved by the Steering Committee or the written agreement of the Parties, as the case may be. Copies of such Specifications shall be maintained by both GTC and Genzyme and shall become a part of this Agreement as if incorporated herein.

     1.49. "Steering Committee" shall mean the governing body of ATIII LLC composed of representatives of GTC and Genzyme appointed as described in
Section 8.2.1 hereof.

     1.50. "Technology" shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind (including without limitation any proprietary biological or other materials, compounds or reagents, and transgenic production technology but not including Patent Rights).

     1.51. "Territory" shall mean the world excluding the SMIG Territory.

     1.52. "Third Party" shall mean any entity other than ATIII LLC, GTC or Genzyme and their respective Affiliates.

     1.53. "Transgenic Animal" shall mean a non-human animal, or an egg, sperm or embryo of such animal, which bears in its germline a foreign gene derived from another animal species.

     1.54. "Transgenic ATIII", which may be abbreviated as "tgATIII", shall mean recombinant human ATIII produced by expression of a recombinant ATIII gene or ATIII cDNA or combination thereof in the milk of a Transgenic Animal bearing such gene, cDNA or combination in its genome.

               ARTICLE 2. SCOPE AND STRUCTURE OF THE COLLABORATION

     2.1. General. GTC and Genzyme formed ATIII LLC as the vehicle for a joint venture between GTC and Genzyme to develop and commercialize Collaboration Products in and throughout the Territory. GTC and Genzyme are the sole initial members of ATIII LLC and own * percent (*%) and * percent (*%) interests in ATIII LLC, respectively. In

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accordance with the terms of the Purchase Agreement to be executed immediately hereafter, GTC will sell and assign to Genzyme a * percent (*%) interest in ATIII LLC and consequently GTC and Genzyme will each own a fifty percent (50%) interest in ATIII LLC (subject to adjustment pursuant to Section 4.1.4 hereof and pursuant to the Operating Agreement). ATIII LLC will undertake the Development Program for each Collaboration Product, with each of the Parties assuming responsibility for those portions of the Development Program allocated to it under this Agreement. Upon completion of the Development Program, GTC will manufacture bulk quantities of the Collaboration Products on behalf of ATIII LLC, Genzyme will provide finishing processing of the Collaboration Products for commercial sale on behalf of ATIII LLC and Genzyme will market and sell the Collaboration Products in the Territory as exclusive distributor for ATIII LLC *, all on the terms and conditions set forth in this Agreement or such other terms and conditions as the Parties may agree upon.

     2.2. Exclusive Relationship. During the term of this Agreement, neither ATIII LLC, Genzyme nor GTC, nor any of their Affiliates shall independently, or with a Third Party, conduct research or development activities regarding, or engage in the manufacture, marketing, sale or distribution of, products comprising tgATIII in the Field and in the Territory other than as part of the Program; *. In addition, during the two-year period following termination of this Agreement, neither (a) the breaching Party and its Affiliates in the case of termination pursuant to Section 13.2.1 hereof, (b) Genzyme or its Affiliates in the case of termination pursuant to Section 13.2.2 hereof, (c) the terminating Party and its Affiliates in the case of termination pursuant to Section 13.2.3 hereof or (d) the non- terminating Party and its Affiliates in the case of termination pursuant to Section 13.2.4 hereof shall independently, or with a Third Party, conduct research regarding, or engage in the manufacture, marketing, sale or distribution of, products comprising tgATIII in the Field and in the Territory; provided, however, that in the event that this Agreement is terminated pursuant to Section 13.2.3 hereof and the non-terminating Party does not exercise its option under Section 13.3.3 hereof, then the restrictions set forth in this sentence shall not apply. Notwithstanding the foregoing, nothing herein is intended to restrict GTC or Genzyme or their respective Affiliates from conducting research or development activities regarding, or engaging in the manufacture, marketing, sale or distribution of, products that have substantially different biomedical pathways and are targeted to the same indications included hereunder.

     2.3. *. *, Genzyme, * recombinant human ATIII. * As soon as practicable after the Date of Execution, Genzyme and GTC together, on behalf and in the name of ATIII LLC, shall use their respective commercially reasonable and diligent efforts (as such term is defined in Section 5.1.1 hereof) to *, including without limitation, * must be approved in advance by the Steering Committee. In the event that:

         (a) (i) * or (ii) *, then *; or

         (b) * and *, then *.

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     2.4. SMIG Agreement. Genzyme and ATIII LLC each hereby acknowledge that
SMIG has exclusive rights to use, manufacture and sell tgATIII and products comprising tgATIII in the SMIG Territory pursuant to the SMIG Research Agreement. The Parties hereby agree that if any equipment, manufacturing process and/or facility owned or leased by ATIII LLC is used for the manufacture of products for use or sale by SMIG, (i) GTC and/or SMIG shall be solely responsible for the costs of the manufacturing of such products, (ii) at all times the manufacture of Collaboration Products in accordance with
Article 7 hereof shall be given priority with respect to the use of such property and (iii) ATIII LLC shall be entitled to receive commercially reasonable compensation for such use from GTC and/or SMIG.

     The Parties acknowledge that, pursuant to Section 8.1 of the SMIG Research Agreement, GTC will be entitled to receive and retain for its own account milestone payments and royalty payments from SMIG with respect to sales of tgATIII, products comprising tgATIII and Transgenic Animals and that pursuant to Section 9.1 of the SMIG Research Agreement, SMIG will be entitled to receive royalty payments with respect to sales of tgATIII, products comprising tgATIII and Transgenic Animals a female of which secretes ATIII in its milk in North and South America and in the Non Exclusive Territory (as defined in the SMIG Research Agreement). The Parties hereby agree that such royalties payable to SMIG shall be paid as follows: (a) *, and (b) * GTC shall deliver to Genzyme quarterly reports setting forth (i) the aggregate amount of all royalty and milestone payments received by GTC from SMIG after the Date of Execution relating to tgATIII, products comprising tgATIII and Transgenic Animals (excluding milestone payments for milestone events achieved prior to the Date of Execution),*. The Parties acknowledge that *. Such reports shall be subject to Genzyme's audit rights set forth in Section 4.5 hereof. GTC shall not enter into any amendment or modification of the SMIG Research Agreement relating to tgATIII, products comprising tgATIII and Transgenic Animals without the prior written consent of the Steering Committee after the Date of Execution.

                  ARTICLE 3. GRANTS AND RESERVATIONS OF RIGHTS

     3.1. Licenses of Rights to ATIII LLC.

         3.1.1. Grants from GTC.

         (a) Exclusive Grant. Except as otherwise expressly provided herein, GTC hereby grants to ATIII LLC an exclusive, irrevocable (during the term of this Agreement), royalty-free right and sublicense, with the right to grant further sublicenses, under the GTC Licensed ATIII Patent Rights (subject to Section 2.3 above), the Genzyme/GTC Patent Rights and the Genzyme/GTC Technology and any associated Technology and Manufacturing Know- How owned or controlled by GTC to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products for use in the Field and in the Territory.

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         (b) Non-Exclusive Grant. Except as otherwise expressly provided herein, GTC hereby grants to ATIII LLC a non-exclusive, irrevocable (during the term of this Agreement), royalty-free right and license, with the right to grant sublicenses, under the GTC Patent Rights and GTC Technology to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products for use in the Field and in the Territory.

         3.1.2. Grants from Genzyme.

         (a) Exclusive Grant. Except as otherwise expressly provided herein, Genzyme hereby grants to ATIII LLC an exclusive, irrevocable (during the term of this Agreement), royalty-free right and sublicense, with the right to grant further sublicenses, under the Genzyme/GTC Patent Rights and the Genzyme/GTC Technology and any associated Technology and Manufacturing Know-How owned or controlled by Genzyme to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products for use in the Field and in the Territory.

         (b) Non-Exclusive Grant. Except as otherwise expressly provided herein, Genzyme hereby grants to ATIII LLC a non-exclusive, irrevocable (during the term of this Agreement), royalty-free right and license, with the right to grant sublicenses, under the Genzyme Patent Rights, Genzyme Technology and the Manufacturing Know-How owned or controlled by Genzyme, to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products for use in the Field and in the Territory.

         3.1.3 ATIII LLC Undertakings; Sublicenses. In consideration of the licenses granted under this Section 3.1, ATIII LLC hereby undertakes to pay all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such licenses by ATIII LLC. Schedule
3.1.3 hereto lists all of such obligations as of the Date of Execution. Except as provided in Section 3.2 below, all sublicenses granted by ATIII LLC shall be subject to prior approval by the Steering Committee. The Parties hereby acknowledge that ATIII LLC may be required to *.

         3.1.4. Rights of ATIII LLC to Patent Rights or Technology Developed Outside the Program. In the event that either GTC or Genzyme develops, acquires or otherwise comes to own or control or receives a license with respect to Patent Rights, Technology or Manufacturing Know-How after the Date of Execution other than in connection with the Program and such Patent Rights, Technology or Manufacturing Know-How are useful in the Field and licensable by GTC or Genzyme, as the case may be, the Party owning or controlling such Patent Rights, Technology or Manufacturing Know-How shall grant to ATIII LLC an option exercisable at the discretion of the Steering Committee to obtain an exclusive, irrevocable (during the term of this Agreement) right and license, with the right to grant sublicenses, to such Patent Rights, Technology or Manufacturing Know-How limited to use in the Field and in the Territory to the extent necessary or appropriate to enable ATIII LLC to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products, in each case subject only to ATIII LLC's undertaking to pay (a) a commercially reasonable portion of all costs incurred by GTC or Genzyme, as the case may be, to acquire or develop such Patent Rights, Technology or Manufacturing Know-How,
(b) a commercially


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

reasonable portion of any and all development costs incurred by GTC or Genzyme, as the case may be, since the date such Party acquired or developed such Patent Rights, Technology or Manufacturing Know-How and (c) all royalties, sublicense fees and other costs or expenses payable to Third Parties associated with the acquisition or use of such license by ATIII LLC; provided, however, that if GTC or Genzyme, as the case may be, does not own or have exclusive rights to such Patent Rights, Technology or Manufacturing Know-How, the license subject to ATIII LLC's option hereunder shall be for the same level of exclusivity as the rights held by GTC or Genzyme, as the case may be, with respect to such Patent Rights, Technology or Manufacturing Know-How.

     3.2. Sublicenses of Rights from ATIII LLC to GTC and Genzyme. ATIII LLC hereby grants to each of GTC and Genzyme a non-exclusive, irrevocable (during the term of this Agreement), royalty-free right and sublicense under the Patent Rights, Technology and Manufacturing Know-How licenses granted to it pursuant to
Section 3.1 solely to the extent required to permit such Party to perform its duties under this Agreement. ATIII LLC also hereby grants Genzyme a non-exclusive, irrevocable (during the term of this Agreement), royalty-free right and license to use any and all present and future trademarks owned or licensed (with the right to sublicense) to ATIII LLC in connection with the commercialization of Collaboration Products in the Territory to the extent required to permit Genzyme to perform its duties under this Agreement.

     3.3. Reservation of Rights.

         3.3.1. Reservation by GTC. Notwithstanding the license grants set forth in Section 3.1, GTC at all times reserves the rights under the GTC Patent Rights, the GTC Technology, the Genzyme/GTC Patent Rights, the Genzyme/GTC Technology and the Manufacturing Know-How owned or controlled by GTC (a) to make, have made and use Collaboration Products for research and development purposes only, (b) to develop, make, have made, use, offer for sale, sell, have sold, import and export (i) products outside the Field and/or outside the Territory and (ii) products other than products comprising ATIII and (c) to grant licenses to Third Parties for the foregoing purposes.

         3.3.2. Reservation by Genzyme. Notwithstanding the license grants set forth in Section 3.1, Genzyme at all times reserves the rights under the Genzyme Patent Rights, the Genzyme Technology, the Genzyme/GTC Patent Rights, the Genzyme/GTC Technology and Manufacturing Know-How owned or controlled by Genzyme
(a) to make, have made and use Collaboration Products for research and development purposes only, (b) to develop, make, have made, use, offer for sale, sell, have sold, import and export (i) products outside the Field and/or outside the Territory and (ii) products other than products comprising ATIII and (c) to grant licenses to Third Parties for the foregoing purposes.


                    ARTICLE 4. PROGRAM FUNDING; LLC INTEREST

     4.1. Program Funding Commitments. Each of Genzyme and GTC hereby undertakes to make capital contributions to ATIII LLC as follows:

         4.1.1. 1998 Funding. For the 1998 calendar year, (a) Genzyme shall make capital contributions to ATIII LLC sufficient to pay all Program Costs other than New

Facility Costs for 1998 until such time as (i) the aggregate amount of the capital contributions paid by Genzyme for the 1997 and 1998 calendar years (including all amounts paid by Genzyme to GTC during 1997 pursuant to Section
1.10 of the Convertible Debt Agreement) equals (ii) seventy percent (70%) of the total Program Costs other than New Facility Costs (incurred and/or budgeted) for the 1997 and 1998 calendar years (including without limitation all costs incurred by GTC and Genzyme in 1997 in connection with the research, development and manufacture of tgATIII)(the "Genzyme 1997/1998 Amount"), and (b) GTC shall make capital contributions to ATIII LLC sufficient to pay all Program Costs other than New Facility Costs for 1998 after such time as the Genzyme 1997/1998 Amount has been paid.

         4.1.2. Funding After 1998. Beginning with the 1999 calendar year, (a) Genzyme shall make capital contributions to ATIII LLC sufficient to pay (i) seventy percent (70%) of all Program Costs other than New Facility Costs until such time as the aggregate capital contributions paid by Genzyme pursuant to this Section 4.1 (including all amounts paid by Genzyme to GTC during 1997 pursuant to Section 1.10 of the Convertible Debt Agreement) equals thirty three million dollars ($33,000,000) (the "Genzyme 70% Funding Commitment") and (ii) fifty percent (50%) of all Program Costs other than New Facility Costs thereafter and (b) GTC shall make capital contributions to ATIII LLC sufficient to pay (i) thirty percent (30%) of all Program Costs other than New Facility Costs until the Genzyme 70% Funding Commitment has been satisfied and (ii) fifty percent (50%) of all Program Costs other than New Facility Costs thereafter.

         4.1.3. New Facility Costs Genzyme and GTC shall each also make capital contributions to ATIII LLC sufficient to pay fifty percent (50%) of all New Facility Costs to be incurred on or after the Effective Date.

         4.1.4. Adjustment to Percentage Interest and Funding Commitment. In the event that either GTC or Genzyme fails to make a capital contribution pursuant to this Section 4.1 and Section 4.2 below, and the other Party does not elect to terminate this Agreement pursuant to Section 13.2.1 hereof, then the Percentage Interests in ATIII LLC and the future funding responsibility of the Members shall be adjusted as provided in Section 4.1(b) of the Operating Agreement.

     4.2. Program Funding Capital Contributions.

         4.2.1. Initial Capital Contributions. No later than January 5, 1998, GTC and Genzyme shall each make a capital contribution to ATIII LLC in an amount equal to their respective capital contribution obligations pursuant to Section
4.1.1 and 4.1.3 above with respect to Program Costs budgeted to be incurred from the Effective Date through and including January 31, 1998.

         4.2.2. Monthly Capital Contributions. With respect to each calendar month after December 1997, Genzyme and GTC shall each make capital contributions to ATIII LLC, monthly in advance, not later than the fifteenth (15th) day of the prior calendar month, in an aggregate amount equal to one-third of the Program Costs budgeted to be incurred by ATIII LLC in any then-current Development Plan or Commercialization Plan for the calendar quarter in which such calendar month occurs, allocated between such Parties in accordance with the funding responsibility assumed by Genzyme and GTC pursuant to Section 4.1 above. Upon receipt of each such capital contribution from Genzyme or GTC, as the case may be,

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

ATIII LLC shall promptly pay the Parties that portion of the budgeted Program Costs to which they are respectively entitled.

         4.2.3. Quarterly Statements; Quarterly Reconciliation. Within twenty
(20) days after the end of each of the first three (3) calendar quarters of each year and within fifty (50) days after the end of each calendar year, each of GTC and Genzyme shall provide ATIII LLC with a detailed itemization of its Program Costs actually incurred during the previous quarter. Each of GTC and Genzyme shall provide the other Party with estimates of such costs upon the reasonable request of the other Party prior to the dates such statements are due. Within thirty (30) days following receipt of the quarterly statement of actual Program Costs provided by each of GTC and Genzyme, GTC and Genzyme shall each make an additional capital contribution to ATIII LLC in the amount of any actual Program Costs shown thereon and not yet paid for which such Party has assumed funding responsibility pursuant to
Section 4.1 above but only to the extent that such amount, together with all prior capital contributions to date during such year, does not exceed one hundred five percent (105%) of the total Program Costs budgeted year-to-date through the end of the quarter to which such statement relates (except to the extent such excess is approved by the Steering Committee pursuant to Section
5.1.3 hereof). If the aggregate amount stated to be due from ATIII LLC in such quarterly statements for actual Program Costs is less than the amount already contributed by the Parties to the capital of ATIII LLC with respect to budgeted Program Costs for such calendar quarter, such excess shall be credited pro rata against the next successive monthly capital contribution due from Genzyme or GTC hereunder.

     4.3. Distributions. Distributions shall be made annually to each Member in amounts determined in accordance with the Operating Agreement. Amounts available for distribution shall be calculated for each calendar quarter after the date of the first sale of a Collaboration Product following Regulatory Approval of such Collaboration Product and shall be reported to each of GTC and Genzyme within ninety (90) days following the end of each such quarter. All distributions to the Parties will be accompanied by a report setting forth the basis for such distribution. Such reports shall be subject to audit rights as set forth in Section 4.5 below, mutatis mutandis.

     4.4. Sale and Purchase of LLC Interest. Immediately after the execution of this Agreement and in accordance with the terms and conditions of the Purchase Agreement, GTC shall sell, assign and transfer to Genzyme, and Genzyme shall purchase from GTC, a * percent (*%) interest in ATIII LLC (subject to adjustment pursuant to Section 4.1.4 hereof and pursuant to the Operating Agreement) for an aggregate amount of * dollars ($*) payable as set forth below:

         (a) Genzyme shall pay to GTC an amount of ten dollars ($10) upon execution of the Purchase Agreement;

         (b) Genzyme shall pay to GTC an amount of * dollars ($*) after *; and

         (c) Genzyme shall pay to GTC an amount of * dollars ($*) on *.

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Each of the aforementioned payments described in clauses (b) and (c) above shall be made in United States dollars by certified or bank check or by wire transfer within thirty (30) days following the occurrence and confirmation of each event.

     4.5. Books of Account; Audit. ATIII LLC shall keep and maintain proper and complete books of account. GTC shall initially keep and maintain such books on behalf of ATIII LLC for the 1998 calendar year. No later than October 31st of each year, the Steering Committee shall select either Genzyme or GTC to keep and maintain such books on behalf of ATIII LLC for the subsequent calendar year (beginning as of January 1st of such year). In the event that either GTC or Genzyme reasonably deems the Program to be material to GTC or Genzyme, as the case may be, for financial accounting purposes, then, upon such Party's request, audited financial statements of ATIII LLC shall be prepared by an independent accounting firm to be selected by the Steering Committee. Each of GTC and Genzyme shall keep and maintain proper and complete records and books of account documenting all Program Costs incurred by it. Each of ATIII LLC, GTC and Genzyme shall permit independent accountants retained by the other Parties to have access to its records and books for the sole purpose of determining the appropriateness of Program Costs charged by the non- auditing Party hereunder. Such examination shall be conducted during regular business hours and upon reasonable notice, at the auditing Party's own expense and no more than once in each calendar year during the term of this Agreement and once during the three
(3) calendar years following the termination hereof. If such examination reveals that such Program Costs have been misstated, any adjustment shall be promptly refunded or paid, as appropriate. The auditing Party shall pay the fees and expenses of the accountant engaged to perform the audit, unless such audit reveals an overcharge of five percent (5%) or more for the period examined, in which case the Party who received such overpayment shall pay all reasonable costs and expenses incurred by the auditing Party in the course of making such determination, including the fees and expenses of the accountant.


                       ARTICLE 5. THE DEVELOPMENT PROGRAM

     5.1. Conduct of the Development Program.

         5.1.1. General. The Parties each agree to collaborate diligently in the development of Collaboration Products in the Field and to use commercially reasonable and diligent efforts to develop, obtain Regulatory Approvals for and bring to market Collaboration Products in the Field and in the Territory as soon as practicable, all in accordance with the Development Plan and the Commercialization Plan for such Collaboration Products. The Parties agree to execute and substantially perform and to cooperate with each other in carrying out the Development Plan and the Commercialization Plan for each Collaboration Product. Neither GTC nor Genzyme shall be required to undertake activities in furtherance of the Development Plan or Commercialization Plan in the absence of funding from ATIII LLC pursuant to the provisions of this Agreement. As used in this Agreement, the term "commercially reasonable and diligent efforts" will mean that level of effort which, consistent with the exercise of prudent scientific and business judgment, is applied by the Party in question to its other therapeutic products at a similar stage of development and with similar commercial potential.

         5.1.2. Development Plan. The Development Program shall be conducted by the Parties for ATIII LLC under a Development Plan which shall describe the proposed overall program of development for each Collaboration Product, including preclinical studies, toxicology, formulation, clinical trials and regulatory plans and other key elements necessary to obtain Regulatory Approvals for such Collaboration Product. Pursuant to the Development Plan, development work may be subcontracted to Genzyme and GTC, at fully absorbed costs determined by accepted accounting principals. The respective charges to ATIII LLC shall be invoiced following completion of the work, and shall be payable by ATIII LLC within a commercially reasonable time thereafter (but in no event later than forty-five (45) days of the date of invoice therefor). The Development Plan shall include a summary of estimated Development Costs expected during the development process through obtaining such Regulatory Approvals and a detailed description of and budget for all development activities proposed for each calendar year for each Collaboration Product. Until the initial Commercialization Plan is submitted in accordance with
Section 6.1.2 below, the Development Plan shall also include a summary of estimated New Facility Costs expected during the period through obtaining Regulatory Approval for the New Facility and a detailed description of and budget for all activities related to the design, construction, validation and operation of the New Facility proposed for the calendar year to which the Development Plan relates.

         5.1.3. Initial and Updated Development Plan. A preliminary initial Development Plan for the period beginning on the Effective Date and ending on December 31, 1998 has been prepared by GTC. The Program Management Team shall submit a definitive initial Development Plan for the period beginning on the Effective Date and ending on December 31, 1998 to the Steering Committee for review and approval not later than thirty (30) days after the Effective Date. Upon such approval, the definitive initial Development Plan shall be signed by an authorized representative of each of Genzyme and GTC. The Development
Plan shall be updated annually by the Program Management Team and submitted to the Steering Committee for review and approval not later than sixty (60) days prior to January 1 of each year during the Development Program. Each such updated Development Plan shall include (a) an overall development plan for each Collaboration Product which sets forth all major development tasks remaining to be accomplished prior to submission of filings for Regulatory Approvals, (b) a detailed description and budget for the development and pre-commercialization activities proposed for the forthcoming calendar year and (c) until the initial Commercialization Plan is submitted in accordance with Section 6.1.2 below, (i) an overall plan which sets forth all major tasks remaining to be accomplished prior to submission of filings for Regulatory Approval of the New Facility and (ii) a detailed description of and budget for all activities related to the construction, validation and operation of the New Facility proposed for the calendar year to which the Development Plan relates, in each case including estimated time lines to accomplish such major tasks or detailed activities. The Project Management
Team shall be primarily responsible for preparing the annual updates to the Development Plan and, in connection with the preparation of such updates, shall consult with Genzyme and GTC regarding the identification, timing and execution of and budget for the major tasks and detailed activities required to perform the updated Development Plan. Each such updated Development Plan approved by the Steering Committee shall be signed by an authorized representative of each of GTC and Genzyme. The members of the Program
Management Team shall actively consult with one another throughout the term of the Development Plan so as to adjust the specific work performed under the Development Plan to conform to evolving developments in technology and the results of the development work performed. While minor adjustments to the Development Plan may be made from time to time upon approval of the Program Management Team, significant changes in the scope or direction of the work and any changes in funding exceeding * percent (*%) of the total amount budgeted in any calendar year for the Development Program must be approved by the Steering Committee, in the absence of which approval the most recently approved Development Plan shall remain in effect. GTC and Genzyme shall each submit reports to the Program Management Team no later than the tenth (10th) business day of each calendar month stating such Party's estimate of the amount by which Development Costs incurred by such Party during the preceding calendar month exceeded the amount budgeted for the work undertaken by such Party for such month, if any.

         5.1.4. Execution and Performance. The Development Program shall allocate among the Parties responsibility for each of the activities described therein. The Parties shall use commercially reasonable and diligent efforts to conduct the activities described in the Development Plan. The Development Plan shall be supervised by the Program Management Team. The Program Management Team will coordinate preclinical and clinical testing of the Collaboration Products and work with designated individuals at GTC and Genzyme in the preparation of Regulatory Approval filings for the Collaboration Products and for the New Facility.

         5.1.5. Attendance at Regulatory Meetings. Each Party shall provide the others with prior notice of all meetings between representatives of the notifying Party and regulatory authorities regarding any Collaboration Product. Except as otherwise provided herein, the Party receiving such notice shall have the right to have representatives present at all such meetings.

     5.2. Development Information.

         5.2.1. Reports and Information Exchange. ATIII LLC shall own all clinical trial data accumulated from all clinical trials of Collaboration Products conducted as part of the Program or otherwise funded or partially funded by ATIII LLC. Each of GTC and Genzyme shall use commercially reasonable and diligent efforts to disclose to ATIII LLC and to the other Party all material information relating to any Collaboration Product promptly after it is learned or its materiality is appreciated. The Party performing or supervising clinical trials of Collaboration Products in accordance with the Development Plan shall, on behalf and in the name of ATIII LLC, maintain the database of clinical trial data accumulated from all clinical trials of Collaboration Products and of adverse reaction information for all such Collaboration Products. Each Party shall also keep the Program Management Team informed as to its progress in the Development Plan. Within sixty (60) days following the end of each calendar quarter during the Development Program, each of GTC and Genzyme shall provide the other Parties with a reasonably detailed written report which shall describe the progress to date of all activities for which such Party was allocated responsibility during such quarter under the Development Plan.

         5.2.2. Adverse Reaction Reporting. Each of GTC and Genzyme shall notify the other Parties of any adverse reaction information relating to any Collaboration Product

-------------------
*Confidential treatment for indicated portion respectfully requested within twenty-four (24) hours of the receipt of such information and as necessary for compliance with regulatory requirements. "Adverse reaction information" includes without limitation information relating to any experience that (a) suggests a significant hazard, contraindication, side effect or precaution, (b) is fatal or life threatening, (c) is permanently disabling, (d) requires or prolongs inpatient hospitalization, (e) involves a congenital anomaly, cancer or overdose or (f) is one not identified in nature, specificity, severity or frequency in the current investigator brochure or the United States labeling for the Collaboration Product.

         5.2.3. Clinical and Regulatory Audits. Each of GTC and Genzyme shall permit ATIII LLC and the other Party or the representatives of ATIII LLC or the other Party to have access during regular business hours and upon reasonable advance notice, at the auditing Party's own expense and no more than once in each calendar year during the term of this Agreement, to the non-auditing Party's records and facilities relating to the Development Program for the purpose of monitoring compliance with Good Clinical Practice and other applicable requirements of the Regulatory Scheme.

     5.3. Regulatory Approval Filings. Regulatory Approval filings in the Territory for the Collaboration Products and for the facilities used to manufacture such Collaboration Products shall be filed in the name of ATIII LLC or, if required with respect to filings to be made with governmental authorities or deemed to be in the best interest of the Parties by the Steering Committee, in the name of such other entity as may be agreed upon by the Steering Committee (such as filings with European regulatory authorities). Prior to submission to the FDA, the Parties, through the Program Management Team, shall consult, cooperate in preparing and mutually agree on the content and scope of the Regulatory Approval filings. In the event that Regulatory Approvals are required to be filed in the name of an entity other than ATIII LLC, the Steering Committee shall ensure that a duly authorized officer of such entity agrees in writing that (a) such entity shall hold the licenses issued in respect of such Regulatory Approval filings and maintain control over the manufacturing facilities and equipment to the extent required by the Regulatory Scheme, (b) such entity shall provide manufacturing and supply services to ATIII LLC (i) at the Fully Absorbed Cost of Goods of Collaboration Products so manufactured and supplied and (ii) in accordance with the terms and conditions set forth in
Article 7 hereof, and shall reimburse ATIII LLC for any New Facility Costs incurred in connection with the use of such facilities for the manufacture and supply of such Collaboration Products, (c) the Parties shall have an irrevocable right of access and reference to such Regulatory Approval filings, licenses and facilities and (d) such entity agrees to comply with the provisions of Article 13 hereof with respect to the ownership and/or disposition of such Regulatory Approvals in the event this Agreement is terminated and to provide the level of cooperation described in Section 14.1 hereof in connection therewith.

     5.4. Facilities Visits. Representatives of GTC and Genzyme may visit all manufacturing sites and the sites of any clinical trials or other experiments being conducted by the other Party or ATIII LLC in connection with the Development Program. If requested by the other Party, GTC and Genzyme shall cause appropriate individuals working on the Development Program to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the Party responding to such request.

             ARTICLE 6. SALES, MARKETING AND ADMINISTRATIVE SERVICES

    6.1. Commercialization Plans.

         6.1.1. General. The commercialization of each Collaboration Product shall be governed by a Commercialization Plan which shall describe the overall plan for commercializing such Collaboration Product, including without limitation (a) a comprehensive marketing, sales, pricing, manufacturing, distribution and licensing strategy for such Collaboration Product in all applicable countries, including the identification of any Third Parties engaged or to be engaged in connection with such activities and the arrangements with them that have been or are proposed to be agreed upon (including policies and procedures for adjustments, rebates, bundling and the like), (b) estimated launch date, market and sales forecasts, in numbers of patients and local currency, and competitive analysis for such Collaboration Product, (c) a detailed budget for the Commercialization Costs to be incurred in connection with performing such Commercialization Plan, (d) reasonable due diligence obligations to be met by Genzyme and any Third Party distributor selected by the Steering Committee pursuant to Section 6.7 below with respect to commercialization objectives to be achieved during the calendar year to which the Collaboration Plan relates (such as minimum annual sales objectives), (e) a detailed manufacturing plan, including (i) if Regulatory Approval for the New Facility has not been obtained, an overall plan which sets forth all major tasks remaining to be accomplished prior to submission of filings for Regulatory Approval of the New Facility and (ii) a detailed description of and budget for all activities related to the design, construction, validation and operation of and the manufacture of Collaboration Products in the New Facility proposed for the calendar year to which the Commercialization Plan relates and (f) a list of the Major Market Countries for such Collaboration Product if the Steering Committee has changed such list pursuant to Section 1.28 hereof.

         6.1.2. Initial and Updated Commercialization Plans. No later than immediately prior to the completion of the submission of all Regulatory Approval filings for a Collaboration Product in any given country, Genzyme shall develop and submit to the Steering Committee for review and approval an initial Commercialization Plan in accordance with its customary standard for a product of comparable market potential, taking into consideration factors such as market conditions, regulatory factors, competition and the costs and profits of such Collaboration Product. Genzyme shall be primarily responsible for developing each Commercialization Plan and, in connection therewith, shall consult with GTC and any Third Party distributor selected by the Steering Committee pursuant to
Section 6.7 below regarding the identification, timing and execution of and budget for the major commercialization tasks required to perform the Commercialization Plan. Each Commercialization Plan shall be updated annually by Genzyme, in consultation with GTC and any Third Party distributor selected by the Steering Committee pursuant to Section 6.7 below as herein provided, and shall be submitted to the Steering Committee for approval not later than sixty
(60) days prior to January 1 of each year. Each Commercialization Plan approved by the Steering Committee shall be signed by an authorized representative of each of GTC and Genzyme. While minor adjustments to the Commercialization Plan may be made from time to time without Steering Committee approval, significant changes in the scope or direction of the work and any changes in funding exceeding * percent (*%) of the total amount budgeted in any calendar year for the Commercialization Plan must be approved by the Steering Committee, and in the absence of such approval, the provisions of the most recently approved Commercialization Plan shall remain in effect.

     6.2. Exclusive Engagement. ATIII LLC hereby engages Genzyme on a exclusive basis (except * as provided in Section 6.7 below) to market and sell Collaboration Products within the Territory for use within the Field. Genzyme hereby accepts such engagement and agrees (by itself or through its Affiliates) to use commercially reasonable and diligent efforts to establish each Collaboration Product in the markets, fulfill market demand and meet the marketing and distribution goals set forth in the Commercialization Plan for such Collaboration Product. The Parties acknowledge that * with respect to the distribution and sale of products in the Territory * and that *.

     6.3. Orders and Forecasting. Genzyme shall purchase the Collaboration Products exclusively from ATIII LLC. Genzyme shall place orders for the Collaboration Products with ATIII LLC on a purchase order setting forth the quantity of Collaboration Products ordered, any specifications therefor and the date required. ATIII LLC, on the date set forth in the applicable purchase order, shall sell the Collaboration Products to Genzyme for resale within the Territory. All freight, insurance, duties and all other charges associated with shipment of the Collaboration Products shall be considered Commercialization Costs for such Collaboration Products only to the extent such costs are not charged to Genzyme' customers.

     6.4. Prices and Payment Terms; Costs.

         6.4.1. Prices. Genzyme shall purchase Collaboration Products from ATIII LLC at the Estimated Net Selling Price for such Collaboration Products less the Distributor's Discount. The Distributor's Discount is intended by the Parties to compensate Genzyme for acting as distributor for the Collaboration Products.

         6.4.2. Terms of Payment. Unless otherwise agreed by the Parties in writing, payment by Genzyme to ATIII LLC for Collaboration Products shall be due within sixty (60) days of the date of invoice therefor.

         6.4.3. Marketing and Distribution Expenses. Genzyme's ordinary expenses incurred in the course of performing its marketing and distribution obligations hereunder shall constitute Commercialization Costs and, as such, shall be reimbursed by ATIII LLC, but only to the extent that such amounts, together with all other Commercialization Costs to date during such calendar year, do not exceed * percent (*%) of the Commercialization Costs budgeted in the Commercialization Plan then in effect for such calendar year (except to the extent such excess is approved by the Steering Committee pursuant to Section
6.1.2 above). Ordinary marketing and distribution expenses include, but are not limited to, recruitment costs and salaries and associated expenses for sales and marketing personnel and support staff, advertising and promotion costs, transportation expenses including insurance (but only to the extent not charged to customers and only such proportion of all such costs directly attributable to support of the Commercialization Plan), duties and taxes, bad debt expense, and costs

------------
*Confidential treatment for indicated portion respectfully requested associated with cash and other trade discounts and allowances and other marketing concessions to customers actually allowed and taken.

     6.5. Responsibilities of Genzyme. Genzyme shall be solely responsible for all aspects of the marketing of the Collaboration Products in accordance with the strategy, policies and procedures established in the Commercialization Plan, including without limitation the responsibilities described in this Section 6.5.

         (a) Genzyme shall be primarily responsible for the implementation of each Commercialization Plan, including without limitation setting all terms of sale, including establishing pricing policies, credit terms and cash discounts and allowances, formulating marketing plans, providing patient information, providing customer support services, providing reimbursement counseling services and sales force training.

         (b) Genzyme shall employ sufficiently trained and experienced individuals in numbers adequate to carry out its responsibilities under this
Article 6. Sales and support personnel shall be familiar with the Collaboration Products and with competitive products and shall respond promptly to customer requests for support.

         (c) Genzyme shall provide instructions and appropriate training to customers in the proper use and handling of the Collaboration Products and shall monitor performance of the Collaboration Products.

         (d) Prior to sale, Genzyme shall store, maintain and handle Collaboration Products in accordance with the requirements of the Regulatory Scheme and the normal and customary commercial practice with respect to regulated medical products.

         (e) Genzyme shall comply with all laws and government regulations applicable to the sale of Collaboration Products within the Territory.

         (f) The Collaboration Products shall be sold under trademarks selected by the Steering Committee and owned by or licensed to ATIII LLC in accordance with Section 9.1.2 hereof.

         (g) Genzyme shall not (i) establish any branch, sales offices, warehouses or other facilities outside the Territory with respect to the Collaboration Products, (ii) adopt a policy of actively selling Collaboration Products outside the Territory nor undertake the active sale or promotion of sales of Collaboration Products outside the Territory or (iii) seek customers or solicit orders from a prospective customer with its principal address or place of business located outside the Territory. Without ATIII LLC's prior consent, Genzyme may not deliver or tender, or cause to be delivered or tendered, Collaboration Products outside of the Territory. Genzyme shall not sell Collaboration Products to a customer if Genzyme knows that such customer intends to remove those Collaboration Products from the Territory. If Genzyme receives an order from a prospective customer located outside of the Territory or who Genzyme knows intends to remove the Collaboration Products from the Territory, Genzyme shall immediately refer that customer to GTC.

         (h) Genzyme shall maintain complete and accurate records of all movements and transactions involving Collaboration Products by unit, by batch number and by customer so that all such movements and transactions can be traced quickly and effectively. Upon written request, Genzyme will provide copies of such records to the other Parties, with access to facilities used by Genzyme in performing its duties under this Article 6 during normal business hours and upon reasonable advance notice for the purpose of inspecting such facilities for compliance with the terms of this Agreement. The records maintained by Genzyme pursuant to this clause (h) shall be subject to the other Parties' audit rights under Section 4.5 hereof.

         (i) Within forty-five (45) days after the end of each calendar quarter, Genzyme will report to ATIII LLC the actual prices at which all sales of Collaboration Products were made to its customers during the preceding calendar quarter, future prospects for the Collaboration Products and related issues. Genzyme shall report promptly to the Steering Committee in writing the occurrence of each material incident of Collaboration Product performance required to be reported to regulatory authorities, including without limitation adverse reaction information in accordance with Section 5.2.2 hereof.

     6.6. Responsibilities of ATIII LLC and GTC. ATIII LLC shall supply Collaboration Products to Genzyme in accordance with purchase orders placed pursuant to Section 6.3 above. Neither ATIII LLC nor GTC shall actively solicit for its own account sales of Collaboration Products in the Territory. Any solicitations or requests to purchase Collaboration Products received by ATIII LLC or GTC from any customer or prospective customer with its principal address or place of business located in the Territory or who ATIII LLC or GTC, as the case may be, knows intends to use the Collaboration Products in the Territory or ship such Collaboration Products into the Territory shall be immediately referred to Genzyme.

     6.7. Third Party Distributors. In the event that Genzyme fails to use commercially reasonable and diligent efforts to establish a Collaboration Product in a country identified in the Commercialization Plan for such Collaboration Product, or to fulfill market demand or meet the marketing and distribution goals for such country as set forth in the Commercialization Plan for such Collaboration Product, and such failure to perform is not cured within ninety (90) days of written notice thereof from GTC, then (a) GTC may elect to cause Genzyme's rights under Section 6.2 hereof to market and sell such Collaboration Product in such country to terminate and (b) the Steering Committee shall promptly select a Third Party to be engaged by ATIII LLC to market and sell such Collaboration Product in such country; provided, however, that in the event that any such country is a Major Market Country, any election made by GTC pursuant to clause (a) hereof shall be in lieu of any right to terminate this Agreement that may arise under Section 13.2.1 (c) hereof with respect to such failure to perform; provided further that any such termination of Genzyme's rights under Section 6.2 hereof shall be on a country-by-country basis and Genzyme's rights and obligations under Section 6.2 hereof with respect to other Collaboration Products in such country and with respect to the rest of the Territory shall remain in full force and effect. Any such Third Party distributor selected by the Steering Committee pursuant to clause (b) above shall be required to execute a written agreement with ATIII LLC pursuant to which such Third Party shall agree to (i) use commercially reasonable and diligent efforts to comply with the strategy, policies and procedures set forth in each Commercialization Plan for such country, including without limitation the responsibilities described in Section 6.5 above (with references therein to Genzyme being deemed to refer to such Third Party and references therein to the Territory being deemed to refer to the applicable country for purposes of this clause (i)) and (ii) reasonably cooperate with Genzyme in the preparation of each Commercialization Plan or update thereto for such Collaboration Product.

     6.8. General and Administrative Services. General and administrative services required by ATIII LLC shall be provided at cost by either or both of GTC and Genzyme as determined by the Steering Committee. All such costs, in addition to general and administrative costs payable to Third Parties (such as accountants) and general and administrative costs incurred by GTC and Genzyme in satisfying their respective obligations under this Agreement, shall be considered to be Program Costs.


                        ARTICLE 7. MANUFACTURE AND SUPPLY

     Subject to the terms and conditions of this Agreement, Collaboration Products shall be manufactured and supplied for preclinical and clinical testing and for commercial sale upon the following terms and conditions:

     7.1. Process Development; Manufacturing Approvals. The Parties will use commercially reasonable and diligent efforts to develop a process for the manufacture of each Collaboration Product and to scale up that process to a scale sufficient to manufacture and supply (a) the anticipated demand for preclinical studies and clinical trials of such Collaboration Product in accordance with the projections set forth in the Development Plan and (b) the anticipated market demand for such Collaboration Product at the time Regulatory Approval is obtained for such Collaboration Product in accordance with the projections set forth in the Commercialization Plan for such Collaboration Product. The development of the process for the manufacture of Collaboration Products as well as the scale up of such process and all material issues incident to the development of the ability to produce Collaboration Products for commercial purposes in sufficient quantity and in a timely manner will be within the purview of the Program Management Team. The Parties will use commercially reasonable and diligent efforts, and will cause any approved Third Party supplier, to make filings necessary to obtain approval of any license application for the New Facility which may be required as part of any Regulatory Approval for the first Collaboration Product.

     7.2. Manufacture and Supply of Collaboration Products. ATIII LLC shall manufacture and supply Collaboration Products for preclinical and clinical activities and commercial sale on the following terms and conditions:

         7.2.1. General. ATIII LLC shall use commercially reasonable and diligent efforts to manufacture and supply Collaboration Products (a) for preclinical studies and clinical trials in quantities and within a time period sufficient to conduct the activities set forth in the Development Plan and (b) to meet market demand for Collaboration Products ordered in accordance with the terms hereof. ATIII LLC may subcontract with GTC, Genzyme and Third Parties for the manufacture or packaging of Collaboration Products, as determined by the Steering Committee. In this regard, it is agreed that ATIII LLC will subcontract with GTC for the manufacture and supply of Collaboration Products (i) in clinical trial grade for preclinical and clinical trials, for which GTC shall be entitled to charge ATIII LLC an amount equal to GTC's Fully Absorbed Cost of Goods for such Collaboration Products, and (ii) in bulk form (i.e., generate raw milk containing tg ATIII) ("bulk manufacturing") for use in connection with commercialization activities, for which GTC shall be entitled to charge to ATIII LLC an amount equal to GTC's Fully Absorbed Cost of Goods for such Collaboration Products plus, with respect to Collaboration Products intended for commercial sale only, the Manufacturer's Profit. GTC agrees to use commercially reasonable and diligent efforts in performing such work. It is further agreed that the work required to produce the Collaboration Products in clinical trial grade for preclinical and clinical trials and in finished form, including without limitation performance of assays and purification and packaging ("finish processing"), will be subcontracted to Genzyme, for which Genzyme shall be entitled to charge to ATIII LLC its Fully Absorbed Costs of Goods for such Collaboration Products. Genzyme agrees to use commercially reasonable and diligent efforts in performing such work. Notwithstanding the foregoing provisions of this Section 7.2.1, to the extent required by the Regulatory Scheme, any entity selected by the Steering Committee pursuant to Section 5.3 above may be engaged by ATIII LLC to manufacture Collaboration Products. The respective charges to ATIII LLC shall be invoiced following completion of the work, and shall be payable by ATIII LLC within a commercially reasonable time thereafter (but in no event later than forty-five
(45) days of the date of invoice therefor). *

         7.2.2. Manufacturing Facilities and Capacity Requirements. Supplies of the Collaboration Product for preclinical and clinical trials and commercialization activities will be manufactured in the facilities currently being used for the manufacture of the Collaboration Products as of the Date of Execution. The Parties acknowledge that in the event that the Steering Committee determines that it is necessary or advisable to use a New Facility for the manufacture of the Collaboration Products, the capital costs therefor shall be borne by GTC and Genzyme pursuant to Sections 1.36, 1.41 and 4.1.3 hereof. The Steering Committee shall approve the design and capacity requirements for the New Facility.

         7.2.3. Forecasts. The Program Management Team shall establish a procedure for providing forecasts of customer orders for Collaboration Products pursuant to Section 6.3 above, updating such forecasts and ordering Collaboration Product, in each case within time periods sufficient to enable ATIII LLC to manufacture such Collaboration Products to meet such forecasts in a commercially reasonable and diligent manner.

     7.3. Certificates of Analysis. ATIII LLC, Genzyme or GTC, as appropriate, shall perform, or cause its contract manufacturer(s) to perform, quality assurance and control tests on each lot of Collaboration Products bulk manufactured or finish processed pursuant to this Agreement before delivery and shall prepare, or cause its contract manufacturer(s) to prepare and deliver, a written report of the results of such tests (the Party manufacturing a lot of Collaboration Product is referred to in this Article 7 as the "Manufacturing Party"). Each test report shall set forth for each lot delivered the items tested, specifications and results in a certificate of analysis containing the types of information which shall have been approved by the Program Management Team or required by the FDA or other applicable regulatory authority. The Manufacturing Party shall maintain such certificates for a period of not less than five (5) years from the date of manufacture and for so long as required under applicable requirements of the FDA or other applicable regulatory authority.

     7.4. Certificates of Manufacturing Compliance. The Manufacturing Party shall prepare, or cause its contract manufacturer(s) to prepare and deliver, and maintain for a period

------------
*Confidential treatment for indicated portion respectfully requested of not less than five (5) years and for so long as required under applicable requirements of the FDA or other applicable regulatory authority for each lot of Collaboration Products manufactured a certificate of manufacturing compliance containing the types of information which shall have been approved by the Program Management Team or required by the FDA or other applicable regulatory authority, which certificate will certify that the lot of Collaboration Products was manufactured in accordance with the Specifications and the Good Manufacturing Practices of the FDA or other applicable regulatory authority as the same may be amended from time to time. The Manufacturing Party shall advise the other Parties immediately if an authorized agent of the FDA or other regulatory authority visits any of the Manufacturing Party's manufacturing facilities, or the facilities where the Collaboration Products are being manufactured, for an inspection with respect to the Collaboration Products. The Manufacturing Party shall furnish to the other Parties the report by such agency of such visit, to the extent that such report relates to Collaboration Products, within ten (10) business days of the Manufacturing Party's receipt of such report.

     7.5. Access to Facilities. Each Party shall have the right to inspect those portions of the manufacturing, finish processing or storage facilities of the Manufacturing Party where Collaboration Products are being manufactured, finished or stored, or any subcontractor who is manufacturing, finishing or storing Collaboration Products for the Manufacturing Party, at any time during regular business hours and upon reasonable advance notice to ascertain compliance with the Good Manufacturing Practices of the FDA or other applicable regulatory authority, as the same may be amended from time to time. Any confidential information disclosed to or otherwise gathered by the Party conducting such inspection during any such inspection shall be deemed "Information" as defined in Section 10.1 below.


                              ARTICLE 8. MANAGEMENT

     8.1. Program Management Team.

         8.1.1. General. The Parties have established a Program Management Team to oversee and control development of Collaboration Products and to prepare for and oversee the launch of Collaboration Products. The Program Management Team is and shall continue to be composed of four (4) representatives appointed by GTC and four (4) representatives appointed by Genzyme. Such representatives will include individuals with expertise and responsibilities in such areas as preclinical development, clinical development, manufacturing, regulatory affairs, marketing, sales management and reimbursement. The Program Management Team shall meet as needed but not less than bi-weekly. The Program Management Team shall appoint one of its members to act as Secretary. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Program Management Team shall agree. A Party may change one or more of its representatives to the Program Management Team at any time. Members of the Program Management Team may be represented at any meeting by another member of the Program Management Team or by a deputy. Any approval, determination or other action agreed to by a majority of the members of the Program Management Team appointed by each of GTC and Genzyme or their deputies present at the relevant Team meeting shall be the approval, determination or other action of the Program Management Team, provided at least two (2) representatives of each of GTC and Genzyme are present at such meeting. Representatives of either GTC and Genzyme who are not members of the Program Management Team may

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

attend meetings of the Program Management Team as agreed to by the representative members of the other Party. The Program Management Team may designate project leaders to the extent it deems it necessary or advisable.

         8.1.2. Development Program Functions. During the term of the Development Program, the Program Management Team shall coordinate, expedite and control the development of Collaboration Products to obtain Regulatory Approvals. The Program Management Team will (a) develop and recommend to the Steering Committee Development Plans (including annual development budgets), (b) facilitate the flow of information with respect to development work being conducted for each Collaboration Product throughout the Territory and (c) discuss and cooperate regarding the conduct of such development work.

         8.1.3. Commercialization Functions. Following submission of filings for Regulatory Approvals for the first Collaboration Product, the Program Management Team shall function as the operational staff of ATIII LLC and the functions of the Program Management Team shall be expanded to include: (a) monitoring the commercialization of Collaboration Products pursuant to the Commercialization Plan, including oversight of planning, annual budgeting, manufacturing, marketing, sales and distribution, and licensing of Collaboration Products; (b) monitoring actual expenses incurred in the manufacture, marketing, sale and distribution of Collaboration Products; and (c) facilitating cooperation regarding the commercialization and marketing activities of the Parties.

         8.1.4. Minutes. The Program Management Team shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Program Management Team within five (5) working days after each meeting. All records of the Program Management Team shall at all times be available to all of the Parties.

     8.2. Steering Committee.

         8.2.1. General. The Parties have established a Steering Committee to oversee and manage the collaboration contemplated by this Agreement. The Steering Committee is and shall continue to be composed of three (3) representatives appointed by GTC and three (3) representatives appointed by Genzyme. Such representatives will be senior officers and/or managers of their respective companies. Genzyme and GTC shall each designate one (1) of their respective representatives on the Steering Committee to act as Co-Chairman. The Steering Committee shall appoint one (1) of its members to act as Secretary. The Steering Committee will meet as needed but not less than once each calendar quarter. Such meetings shall be at times and places or in such form (e.g., telephone or video conference) as the members of the Steering Committee shall agree. A Party may change one or more of its representatives to the Steering Committee at any time. Members of the Steering Committee may be represented at any meeting by another member of the Steering Committee or by a deputy. Any approval, determination or other action agreed to by unanimous consent of the members of the Steering Committee or their deputies present at the relevant Steering Committee meeting shall be the approval, determination or other action of the Steering Committee, provided at least two (2) representatives of each of GTC and Genzyme are present at such meeting. Representatives of either GTC and Genzyme who are not members of the Steering Committee may attend meetings of the Steering Committee as agreed to by the representative members of the other Party.

         8.2.2. Functions. The Steering Committee shall perform the following functions: (a) determine the overall strategy for the Program in the manner contemplated by this Agreement; (b) coordinate the activities of the Parties hereunder; (c) settle disputes or disagreements that are unresolved by the Program Management Team; (d) approve any agreements with Third Parties regarding a Collaboration Product or which involve the grant of any rights related to the development, manufacture or marketing of a Collaboration Product; (e) review and approve each Development Plan, including each significant change and annual update thereto, submitted to it pursuant to Section 5.1.3 hereof; (f) review and approve each Commercialization Plan, including each significant change and annual update thereto, submitted to it for approval pursuant to Section 6.1.2 hereof; (g) serve as the governing body of ATIII LLC; (h) set the Distributor's Discount, the Estimated Fully Absorbed Cost of Goods, the Estimated Net Selling Price and the Manufacturer's Profit for each Collaboration Product; (i) add or remove countries from the list of Major Market Countries for each Collaboration Product pursuant to Section 1.28 hereof; (j) select any Third Party distributor to be engaged by ATIII LLC pursuant to Section 6.7 above; and (k) perform such other functions as appropriate to further the purposes of this Agreement as determined by the Parties. The Steering Committee shall use its best efforts to ensure that the relative cumulative amounts of Distribution Margin and the Manufacturing Margin for each Collaboration Product are proportionate to the relative Percentage Interests of Genzyme and GTC. In the event that (I) the relative amounts of the Distribution Margin and the Manufacturing Margin for a Collaboration Product are disproportionate to the relative Percentage Interests of Genzyme and GTC with respect to any two (2) consecutive calendar quarters or
(II) Genzyme and GTC's Percentage Interests are adjusted pursuant to Section
4.1.4 hereof, the Steering Committee shall promptly adjust the Distributor's Discount and/or the Manufacturer's Profit, as appropriate, to comply with the preceding sentence.

         8.2.3. Minutes. The Steering Committee shall keep accurate minutes of its deliberations which shall record all proposed decisions and all actions recommended or taken. The Secretary shall be responsible for the preparation of draft minutes. Draft minutes shall be sent to all members of the Steering Committee within ten (10) working days after each meeting. All records of the Steering Committee shall at all times be available to both GTC and Genzyme.

     8.3. General Disagreements. All disagreements within the Program Management Team and the Steering Committee shall be subject to the following:

                  (a) The representatives to the Program Management Team or Steering Committee will negotiate in good faith for a period of not less than thirty (30) days to attempt to resolve the dispute. In the case of the Program Management Team, any unresolved dispute shall be referred to the Steering Committee for good faith negotiations for an additional period of not less than thirty (30) days to attempt to resolve the dispute.

                  (b) In the event that the dispute is not resolved after the period specified in clause (a), the representatives shall promptly present the disagreement to the Chief

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

         Executive Officers of GTC and Genzyme or a designee of such Chief Executive Officer reasonably acceptable to the other Party.

                  (c) Such executives shall meet or discuss in a telephone or video conference each of GTC and Genzyme's views and explain the basis for such dispute.

                  (d) If such executives cannot resolve such disagreement within sixty (60) days after such issue has been referred to them, then such dispute shall be referred to arbitration as described in Section 14.11 hereof.

                     ARTICLE 9. INTELLECTUAL PROPERTY RIGHTS

     9.1. Ownership. The Parties acknowledge that the ownership rights set forth herein (a) shall not be affected by the participation in the discovery or development of an Invention (as defined below) by the Program Management Team or the Steering Committee in the course of discharging their duties hereunder and
(b) are subject to the license grants set forth in Article 3 above.

         9.1.1. Ownership and Assignment of Discoveries and Improvements. All right, title and interest in all writings, inventions, discoveries, improvements and other technology, whether or not patentable or copyrightable, and any patent applications, patents or copyrights based thereon (collectively, the "Inventions") that are discovered, made or conceived during and in connection with the Program solely by employees of GTC or others acting on behalf of GTC ("GTC Inventions") shall be owned by GTC. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program solely by employees of Genzyme or others acting on behalf of Genzyme ("Genzyme Inventions") shall be owned by Genzyme. All right, title and interest in all Inventions that are discovered, made or conceived during and in connection with the Program jointly by employees of GTC and Genzyme ("Joint Inventions") shall be jointly owned by Genzyme and GTC. Each of GTC and Genzyme shall promptly disclose to ATIII LLC and the other Party the making, conception or reduction to practice of Inventions by employees or others acting on behalf of such Party. All GTC Inventions, Genzyme Inventions and Joint Inventions shall be automatically licensed to ATIII LLC pursuant to Section 3.1 hereof.

         9.1.2. Ownership of Trademarks. The Steering Committee shall select and ATIII LLC shall own all trademarks for the sale and use of Collaboration Products in the Territory, and all expenses thereof shall be considered Program Costs. All such trademarks shall be registered in the name of ATIII LLC if and when registered. In the event that the applicable laws and regulations of any country in which the Steering Committee elects to register any such trademark require that such trademark be registered in the name of an entity other than ATIII LLC, or if the Steering Committee determines that it is in the best interests of the parties, then the Steering Committee shall select such entity and ensure that a duly authorized officer of such entity agrees in writing that such entity shall (a) grant ATIII LLC an exclusive, fully-paid, royalty-free, irrevocable (during the term of this Agreement) right and license (with the right to grant sublicenses) to use such trademark in the Territory and (b) comply with the provisions of Article 13 hereof with respect to the ownership and/or disposition of such trademark in the event this Agreement is terminated and provide the level of cooperation described in Section 14.1 hereof in connection therewith.

         9.1.3. Cooperation of Employees. Each of GTC and Genzyme represents and agrees that all employees or others acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign to such Party, or as such Party shall direct, all Inventions made or conceived by such employee or other person. In the case of non-employees working for other companies or institutions on behalf of GTC or Genzyme, GTC or Genzyme, as applicable, shall have the right to obtain licenses for all Inventions made by such non-employees on behalf of GTC or Genzyme, as applicable, in accordance with the policies of said company or institution. GTC and Genzyme agree to undertake to enforce such agreements (including, where appropriate, by legal action) considering, among other things, the commercial value of such Inventions.

     9.2. Filing, Prosecution and Maintenance of Patent Rights.

         9.2.1. Filing, Prosecution and Maintenance. Each of GTC and Genzyme shall be responsible for the filing, prosecution and maintenance of all patent applications and patents which make up its Patent Rights. The Steering Committee shall designate either GTC or Genzyme as the Party responsible for the filing, prosecution and maintenance of all patent applications and patents which make up the Genzyme/GTC Patent Rights. For so long as any of the license grants set forth in Article 3 hereof remain in effect and upon request of the other Party, each of GTC and Genzyme agrees to file and prosecute patent applications and maintain the patents covering the Patent Rights for which it is responsible in all countries in the Territory selected by the Steering Committee. Each of GTC and Genzyme shall consult with and keep the other fully informed of important issues relating to the preparation and filing (if time permits), prosecution and maintenance of such patent applications and patents, and shall furnish to the other Party copies of documents relevant to such preparation, filing, prosecution or maintenance in sufficient time prior to filing such document or making any payment due thereunder to allow for review and comment by the other Party and, to the extent possible in the reasonable exercise of its discretion, the filing Party shall incorporate all such comments.

         9.2.2. Patent Filing Costs. All costs associated with filing, prosecuting and maintaining patent applications and patents covering each of GTC and Genzyme's Patent Rights and the Genzyme/GTC Patent Rights specific to the Field in the Territory shall be deemed Development Costs; provided, however, that if the claims of any such Patent Rights include claims outside the Field, each of ATIII LLC and the Party filing, prosecuting and maintaining such patents and patent applications shall bear one-half (1/2) of such costs itself and the other half of such costs shall be deemed Development Costs.

     9.3. Cooperation. Each of GTC and Genzyme shall make available to the other Party (or to the other Party's authorized attorneys, agents or representatives) its employees, agents or consultants to the extent necessary or appropriate to enable the appropriate Party to file, prosecute and maintain patent applications and resulting patents with respect to inventions owned by a Party and for periods of time sufficient for such Party to obtain the assistance it needs from such personnel. Where appropriate, each of GTC and Genzyme shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other Party.

     9.4. Notification of Patent Term Restoration. Each of GTC and Genzyme shall notify the other Party of (a) the issuance of each United States patent included within the

Patent Rights for which the notifying Party is responsible, giving the date of issue and patent number for each such patent, and (b) each notice pertaining to any patent included within the Patent Rights for which the notifying Party is responsible which it receives as patent owner pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984, including notices pursuant to Sections 101 and 103 of such Act from persons who have filed an abbreviated NDA. Such notices shall be given promptly, but in any event within ten (10) business days after receipt of each such notice pursuant to such Act. Each of GTC and Genzyme shall notify the other Party of each filing for patent term restoration under such Act, any allegations of failure to show due diligence and all awards of patent term restoration (extensions) with respect to the Patent Rights for which the notifying Party is responsible.

     9.5. No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or other right to the Patent Rights, Technology or Manufacturing Know-How of the other Party, including items owned, controlled or developed by the other Party, or transferred by the other Party to said Party at any time pursuant to this Agreement. It is understood and agreed that this Agreement does not grant either Party any license or other right in the Patent Rights of the other Party for uses other than as specified in Article 3 hereof and this Article 9.

     9.6. Enforcement of Patent Rights; Defense of Infringement Actions. GTC and Genzyme shall each promptly notify the other in writing of any alleged or threatened infringement of any patents or patent applications for which it is responsible pursuant to Section 9.2 above or if either Party, or any of their respective Affiliates, shall be individually named as a defendant in a legal proceeding by a Third Party for infringement of a patent because of the manufacture, use or sale of a Collaboration Product or because of attempts to invalidate Patent Rights.

         9.6.1. First Right to Respond. Each of GTC and Genzyme shall have the first right to respond to or defend (in consultation with the Steering Committee) against such challenge or infringement of the Patent Rights for which it is responsible pursuant to Section 9.2 above or charge of infringement. In the event such Party elects to so respond or defend, the other Party will cooperate with the responding Party's legal counsel, join in such suits as may be brought by the responding Party to enforce its Patent Rights, and be available at the responding Party's reasonable request to be an expert witness or otherwise to assist in such proceedings.

         9.6.2. Sharing of Litigation and Settlement Expenses. The costs incurred (a) in responding to or defending against a challenge to or infringement of a Party's Patent Rights specific to the Field or a charge that the manufacture, use or sale of Collaboration Products infringe upon the Patent Rights of Third Parties, (b) in settling any such actions, which may not be done without the prior written consent of the Steering Committee, and (c) as damages paid as a result of such actions shall be deemed Program Costs.

         9.6.3. Second Right to Respond. If a Party does not exercise its right to respond to or defend against challenges or infringements of its Patent Rights as provided in Section 9.6.1 above within sixty (60) days of becoming aware of or being notified of such challenges or infringements, then the other Party shall have the option to do so at its sole cost; provided that in such case all amounts so recovered from such Third Party shall be retained by the Party undertaking such response or defense and the Party so responding shall have no further obligations to the other Party with respect to the response or defense thereof.


                           ARTICLE 10. CONFIDENTIALITY

     10.1. Nondisclosure Obligations. Except as otherwise provided in this
Article 10, during the term of this Agreement and for a period of five (5) years thereafter, the Parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (a) confidential information and data resulting from or related to the development of Collaboration Products and
(b) all information and data not described in clause (a) but supplied by the other Party under this Agreement and marked or identified as "Confidential".

     For purposes of this Article 10, information and data described in clause
(a) or (b) of the preceding paragraph shall be referred to as "Information." To the extent it is reasonably necessary or appropriate to fulfil its obligations or exercise its rights under this Agreement, a Party may disclose Information it is otherwise obligated under this Section not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis and on the condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such Party is required to keep the Information confidential; and a Party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials with and to market commercially Collaboration Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes patented, published or otherwise becomes publicly known other than by acts of the Party obligated not to disclose such Information or its Affiliates or sublicensees in contravention of this Agreement; (ii) can be shown by written documents to have been disclosed to the receiving Party or its Affiliates or sublicensees by a Third Party, provided that such Information was not obtained by such Third Party directly or indirectly from the other Party under this Agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving Party or its Affiliates or sublicensees, provided that such Information was not obtained directly or indirectly from the other Party under this Agreement; (iv) can be shown by written documents to have been independently developed by the receiving Party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving Party pursuant to a subpoena lawfully issued by a court or governmental agency, provided that the receiving Party notifies the other Party immediately upon receipt of any such subpoena.

     10.2. Terms of this Agreement; Press Releases. The Parties further agree to seek confidential treatment for the filing of this Agreement with the Securities and Exchange Commission and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, GTC and Genzyme each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party; provided that each Party shall be entitled to disclose the terms of this Agreement without such consent to potential investors or other financing sources on the condition that such entities or persons agree to keep such terms confidential for the same time periods and to the same extent as such Party is required to keep such terms confidential. The Parties agree that all press releases related to the Program shall be issued jointly by GTC and Genzyme and that the Party preparing any such press release shall provide the other Party with a draft thereof reasonably in advance of disclosure so as to permit the other Party to review and comment on such press release.

     10.3. Publications. Each Party recognizes the mutual interest in obtaining valid patent protection. Consequently, any Party, its employees or consultants wishing to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed by such Party as part of the Program (the "Publishing Party") shall transmit to the other Party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least fifteen (15) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right to (a) request a delay in publication or presentation in order to protect patentable information, (b) propose modifications to the publication for patent reasons or (c) request that the information be maintained as a trade secret.

     If the Reviewing Party requests a delay as described in clause (a) above, the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each Party's rights in such information to be filed. Upon the expiration of forty-five (45) days, in the case of proposed written disclosures, or fifteen
(15) days, in the case of an abstract of proposed oral disclosures, from transmission of such proposed disclosures to the Reviewing Party, the Publishing Party shall be free to proceed with the written publication or the oral presentation, respectively, unless the Reviewing Party has requested the delay described above.

     To the extent possible in the reasonable exercise of its discretion, the Publishing Party shall incorporate all modifications proposed under clause (b) above. If a trade secret that is the subject of a request made under clause (c) above cannot be otherwise protected without unreasonable expense to the Reviewing Party, such information shall be omitted from the publication.


                   ARTICLE 11. REPRESENTATIONS AND WARRANTIES

     11.1. Authorization. Each Party warrants and represents to the other that
(a) subject to Section 2.3 above, it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in this Agreement, and to perform fully its obligations hereunder, (b) this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms, (c) such Party has obtained all necessary approvals to the transactions contemplated hereby and (d) such Party has not made nor will it make any commitments to others in conflict with or in derogation of such rights or this Agreement.

     11.2. Intellectual Property Rights.

         11.2.1. GTC hereby represents and warrants that, * and as of the Date of Execution, (a) it possesses an exclusive right, title and interest in or, in the case of GTC Licensed ATIII Patent Rights, an exclusive license (subject to certain exceptions set forth in the license covering such Patent Rights) to, the GTC Patent Rights, the GTC Licensed ATIII Patent Rights and the GTC Technology,
(b) that the GTC Patent Rights and the GTC Technology are free and clear of any lien or other encumbrance and (c) that it has the right to (i) enter into the obligations set forth in this Agreement and (ii) grant the rights and licenses set forth in Article 3 hereof.

         11.2.2. GTC hereby represents and warrants that it is not aware of any issued patent that would be infringed by the manufacture and sale of Collaboration Products as contemplated by this Agreement.

         11.2.3. Genzyme hereby represents and warrants that as of the Date of Execution (a) it possesses an exclusive right, title and interest in the Genzyme Patent Rights and the Genzyme Technology, (b) the Genzyme Patent Rights and the Genzyme Technology are free and clear of any lien or other encumbrance and (c) it has the right to (i) enter into the obligations set forth in this Agreement and (ii) grant the rights and licenses set forth in Article 3 hereof.

     11.3. Warranties.

         11.3.1. Genzyme Warranties. Genzyme warrants that (i) the Collaboration Products delivered by Genzyme pursuant to Section 7.2 hereof will conform in all material respects to the Specifications, the conditions of any applicable Regulatory Approvals regarding the manufacturing process and any applicable requirements of the Regulatory Scheme regarding the manufacturing process and
(ii) the Collaboration Products sold pursuant to Section 6.2 hereof will be marketed and sold in all material respects in accordance with the conditions of any applicable Regulatory Approvals and any applicable labeling claims.

         11.3.2. GTC Warranties. GTC warrants that the Collaboration Products delivered by GTC pursuant to Section 7.2 hereof will conform in all material respects to the Specifications, the conditions of any applicable Regulatory Approvals regarding the manufacturing process and any applicable requirements of the Regulatory Scheme regarding the manufacturing process.

     11.4. Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NONE OF GTC, GENZYME OR ATIII LLC MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND THE NON-INFRINGEMENT OF ANY THIRD-PARTY PATENTS OR PROPRIETARY RIGHTS. ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE PARTIES.

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     11.5. Limitation of Liability. It is agreed by the Parties that no Party shall have a right to or shall claim special, indirect or consequential damages, including lost profits, for breach of this Agreement. Remedies shall be limited to claims for amounts due hereunder or as otherwise provided in this Agreement, including claims for indemnification as provided in Section 12.1 hereof.


                             ARTICLE 12. INDEMNITY

     12.1. ATIII LLC Indemnity Obligations. The Operating Agreement shall provide that ATIII LLC shall indemnify each of the Members and its Affiliates, employees and agents (each an "Indemnified Person") for any act performed by such Indemnified Person within the scope of the authority conferred upon such Indemnified Person under this Agreement; provided that it shall be a condition to such indemnity that (a) the Indemnified Person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of ATIII LLC, (b) the act for which indemnification is sought did not constitute gross negligence or wilful misconduct by such Indemnified Person and (c) payment and indemnification of any matter disposed of by a compromise payment by such Indemnified Person, pursuant to consent decree or otherwise, shall have been approved by the Members, which approval shall not be unreasonably withheld or delayed, or by a court of competent jurisdiction.

     12.2. Insurance. ATIII LLC shall maintain product liability insurance with respect to development, manufacture and sales of Collaboration Products in an amount reasonably believed by Genzyme and GTC to be adequate and customary for the development, manufacture and sale of novel therapeutic products. Genzyme and GTC shall be named as additional insureds on any such policy.


                        ARTICLE 13. TERM AND TERMINATION


     13.1. Term. The term of this Agreement shall be perpetual unless terminated pursuant to Section 13.2 below.

     13.2. Termination. This Agreement may be terminated in the following circumstances:

         13.2.1. For Certain Material Breaches. If (a) either GTC or Genzyme fails to use commercially reasonable and diligent efforts to perform any material duty imposed upon such Party under this Agreement or a Development Plan, (b) either GTC or Genzyme fails to make * or more capital contributions in accordance with Article 4 hereof, or (c) Genzyme fails to use commercially reasonable and diligent efforts to commercialize any Collaboration Product in any Major Market Country in accordance with the Commercialization Plan for such Collaboration Product or meet any of the material due diligence requirements set forth in any Commercialization Plan and, in any case described in

------------------------
*Confidential treatment for indicated portion respectfully requested


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

clauses (a) - (c), such failure to perform is not cured within ninety (90) days of written notice thereof from the non-breaching Party, the non-breaching Party may elect, in its sole discretion, to (i) enforce the terms of this Agreement and seek any and all remedies available to it at law and in equity, (ii) in the case of clause (b) above, waive the terms of Article 4 hereof with respect to any one or more required capital contributions and cause the respective Percentage Interests and future funding responsibilities of the Parties to be adjusted in accordance with Section 4.1.4 hereof, (iii) in the case of clause
(c) above, cause ATIII LLC to engage a Third Party distributor for such country in accordance with Section 6.7 hereof or (iv) terminate this Agreement with the consequences set forth in Section 13.3 below. Such 90-day period shall be extended to one hundred eighty (180) days if the breaching Party has engaged in good faith efforts to remedy such default within such 90-day period and indicated in writing to the non-breaching Party prior to the expiration of such 90-day period that it believes that it will be able to remedy the default within such 180-day period, but such extension shall apply only so long as the breaching Party is engaging in good faith efforts to remedy such default.

         13.2.2. For Failure to Make a Milestone Payment. In the event that Genzyme fails to make a milestone payment pursuant to Section 4.4 hereof and such failure is not cured within sixty (60) days of written notice thereof from GTC, GTC may elect, in its sole discretion, to either (a) enforce the terms of this Agreement and seek any and all remedies available to it at law and in equity or (b) terminate this Agreement with the consequences set forth in
Section 13.3 below.

         13.2.3. For Convenience. Either GTC or Genzyme may elect to terminate this Agreement for any reason at any time after the earlier of (i) such time as ATIII LLC has received U.S. FDA approval for the BLA for the first Collaboration Product or (ii) * if ATIII LLC has not received U.S. FDA approval of the BLA for the first Collaboration Product on or before such date upon one (1) year prior written notice to the other Party (during which one-year period the obligations of the Parties, including without limitation obligations with respect to capital contributions, shall continue in full force and effect).

         13.2.4. Upon Bankruptcy. Either GTC or Genzyme may terminate this Agreement with the consequences set forth in Section 13.3 below upon the bankruptcy, insolvency, dissolution or winding-up of the other Party, except in the case of a petition in bankruptcy filed involuntarily against a Party, if such petition is dismissed within sixty (60) days of the date of its filing.

     13.3. Effects of Termination.

         13.3.1. For Certain Material Breaches. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, GTC and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to
Section 13.2.1(iv) above:

         (a) the non-breaching Party shall obtain from the breaching Party the irrevocable right and license, with the right to grant sublicenses, under the breaching Party's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use,

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                                       36
offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, and the breaching Party shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; provided; that such license shall be for the same level of exclusivity as the rights granted with respect thereto under Section 3.1 hereof; provided further that any license granted hereunder shall be subject to the obligation of the non-breaching Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

         (b) the breaching Party shall assign and transfer all of its interest in ATIII LLC to the non-breaching Party, and the non-breaching Party may dissolve ATIII LLC in its sole discretion;

         (c) (i) all licenses granted pursuant to Article 3 shall be revoked,
(ii) if ATIII LLC is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than ATIII LLC pursuant to Section 5.3 hereof) and clinical data owned or licensed by ATIII LLC and any trademarks owned or licensed by ATIII LLC (other than any trademarks registered in the name of an entity other than ATIII LLC pursuant to Section 9.1.2 hereof) shall be assigned or licensed to the non-breaching Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than ATIII LLC shall be (A) exclusively licensed to ATIII LLC, the non-breaching Party or any Third Party or Affiliate designated by such Party until such time as ATIII LLC, the non-breaching Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to ATIII LLC, the non-breaching Party or its designee, as appropriate, as soon as practicable thereafter;

         (d) the non-breaching Party shall become obligated to pay the breaching Party an amount equal to * plus interest thereon at the Base Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts from the date of termination to the date payment is made (the "Breach Buyout Amount"), payable as follows:

                  (1) if the non-breaching Party elects to sell or otherwise dispose of all or any portion of its or its Affiliates' right, title and interest in the Collaboration Products, then the non-breaching Party shall, upon any such sale or other disposition, pay the breaching Party an amount equal to *;

                  (2) for as long as the non-breaching Party has not sold or otherwise disposed of all or a portion of its right, title and interest in the Collaboration Products which is equal to or greater than the breaching Party's Percentage Interest as of the date of termination, the non-breaching Party shall pay the breaching Party * which * shall equal (i) *, (ii) * as described in the preceding paragraph; and

                  (3) on * the date of termination, the non- breaching Party shall pay the breaching Party the difference between the aggregate amounts paid pursuant to clauses (1) and (2) above and the Breach Buyout Amount;

------------------------

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                                       37
provided, that the aggregate amount of all payments made under clauses (1), (2) and (3) shall not exceed the Breach Buyout Amount; and

         (e) if Genzyme has not paid all of the payments described in Section
4.4 hereof on or before the date of termination, termination of this Agreement shall not relieve Genzyme of its obligations to pay any such unpaid amount at such time as it becomes due and payable in accordance with the schedule set forth in Section 4.4 hereof.

         13.3.2. For Failure to Make a Milestone Payment. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, GTC shall have the following rights and duties upon termination of this Agreement pursuant to
Section 13.2.2(b) above:

         (a) GTC shall obtain from Genzyme the irrevocable right and license, with the right to grant sublicenses, under the Genzyme's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, and Genzyme shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; provided, that such license shall be for the same level of exclusivity as the rights granted with respect thereto under Section 3.1; provided further that any license granted hereunder shall be subject to the obligation of GTC to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

         (b) Genzyme shall assign and transfer all of its interest in ATIII LLC to GTC, and GTC may dissolve ATIII LLC in its sole discretion;

         (c) (i) all licenses granted pursuant to Article 3 shall be revoked,
(ii) if ATIII LLC is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than ATIII LLC pursuant to Section 5.3 hereof) and clinical data owned or licensed by ATIII LLC and any trademarks owned or licensed by ATIII LLC (other than any trademarks registered in the name of an entity other than ATIII LLC pursuant to Section
9.1.2 hereof) shall be assigned or licensed to GTC and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than ATIII LLC shall be (A) exclusively licensed to ATIII LLC, GTC or any Third Party or Affiliate designated by GTC until such time as ATIII LLC, GTC or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to ATIII LLC, GTC or its designee, as appropriate, as soon as practicable thereafter; and

         (d) GTC shall become obligated to pay Genzyme an amount equal to * plus interest thereon at the Base Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts from the date of termination to the date payment is made (the "Milestone Breach Buyout Amount"), payable on the terms and conditions and in accordance with the schedule of payments set forth in Section 13.3.1(d), mutatis mutandis.

------------------------

*Confidential treatment for indicated portion respectfully requested

         13.3.3. For Convenience. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, GTC and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 13.2.3 above:

         (a) the non-terminating Party shall have an option exercisable upon written notice to the terminating Party within the one-year period provided in
Section 13.2.3 hereof to obtain from the terminating Party the irrevocable right and license, with the right to grant sublicenses, under the terminating Party's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, and the terminating Party shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; provided, that such license shall be for the same level of exclusivity as the rights granted with respect thereto under Section 3.1; provided further that any license granted hereunder shall be subject to the obligation of the non-terminating Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

         (b) upon exercise of its license option provided in paragraph (a) of this Section 13.3.3, the terminating Party shall assign and transfer all of its interest in ATIII LLC to the non-terminating Party, and the non-terminating Party may dissolve ATIII LLC in its sole discretion;

         (c) upon exercise of its license option provided in paragraph (a) of this Section 13.3.3, (i) all licenses granted pursuant to Article 3 shall be revoked, (ii) if ATIII LLC is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than ATIII LLC pursuant to Section 5.3 hereof) and clinical data owned or licensed by ATIII LLC and any trademarks owned or licensed by ATIII LLC (other than any trademarks registered in the name of an entity other than ATIII LLC pursuant to Section 9.1.2 hereof) shall be assigned to the non-terminating Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than ATIII LLC shall be
(A) exclusively licensed to ATIII LLC, the non-terminating Party or any Third Party or Affiliate designated by such Party until such time as ATIII LLC, the non-terminating Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to ATIII LLC, the non-terminating Party or its designee, as appropriate, as soon as practicable thereafter;

         (d) upon the exercise of its license option provided in paragraph (a) of this Section 13.3.3, the non-terminating Party shall become obligated to pay to the terminating Party an amount equal to *plus interest thereon at the Base Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts from the date of termination to the date payment is made (the "Convenience Buyout Amount"), payable on the terms and conditions and in accordance with the schedule of payments set forth in Section 13.3.1(d), mutatis mutandis;

------------------------

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                                       39

         (e) if the license option provided in paragraph (a) of this Section
13.3.3 is not exercised, then all right, title and interest in the Collaboration Products shall be sold to the highest bidder within * from the date of termination and the proceeds shall be allocated between the Members in proportion to their Percentage Interests in ATIII LLC as of the date of termination and ATIII LLC shall be dissolved; and

         (f) if Genzyme has not paid all of the payments described in Section
4.4 hereof on or before the date of termination, termination of this Agreement shall not relieve Genzyme of its obligations to pay any such unpaid amount at such time as it becomes due and payable in accordance with the schedule set forth in Section 4.4 hereof.

         13.3.4. Upon Bankruptcy. In addition to the rights and duties set forth in Sections 13.4 and 13.5 below, GTC and Genzyme shall have the following rights and duties upon termination of this Agreement pursuant to Section 13.2.4 above:

         (a) the terminating Party shall obtain from the non-terminating Party the irrevocable right and license, with the right to grant sublicenses, under the non-terminating Party's Patent Rights, Technology and Manufacturing Know-How to develop, make, have made, use, offer for sale, sell, have sold, import and export Collaboration Products in the Field and in the Territory, and the non-terminating Party shall execute such documents and take all action as may be necessary or desirable to affect the foregoing; provided, that such license shall be for the same level of exclusivity as the rights granted with respect thereto under Section 3.1 hereof; provided further that any license granted hereunder shall be subject to the obligation of the terminating Party to use commercially reasonable and diligent efforts to develop and market Collaboration Products pursuant to such license;

         (b) the non-terminating Party shall assign and transfer all of its interest in ATIII LLC to the terminating Party, and the terminating Party may dissolve ATIII LLC in its sole discretion;

         (c) (i) all licenses granted to Article 3 shall be revoked, (ii) if ATIII LLC is dissolved, any applicable Regulatory Approvals (other than any Regulatory Approvals filed in the name of an entity other than ATIII LLC pursuant to Section 5.3 hereof) and clinical data owned or licensed by ATIII LLC and any trademarks owned or licensed by ATIII LLC (other than any trademarks registered in the name of an entity other than ATIII LLC pursuant to Section
9.1.2 hereof) shall be assigned or licensed to the terminating Party and (iii) any Regulatory Approvals filed and any trademarks registered in the name of an entity other than ATIII LLC shall be (A) exclusively licensed to ATIII LLC the terminating Party or any Third Party or Affiliate designated by such Party until such time as ATIII LLC, the terminating Party or its designee is qualified to hold such Regulatory Approvals or trademarks under the applicable provisions of the Regulatory Scheme and (B) transferred or assigned to ATIII LLC, the terminating Party or its designee, as appropriate, as soon as practicable thereafter;

         (d) the terminating Party shall become obligated to pay to the non-terminating Party an amount equal to * plus interest thereon at the Base Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts

------------------------

*Confidential treatment for indicated portion respectfully requested from the date of termination to the date payment is made (the "Bankruptcy Buyout Amount"), payable on the terms and conditions and in accordance with the schedule of payments set forth in Section 13.3.1(d), mutatis mutandis; and

         (e) if Genzyme has not paid all of the payments described in Section
4.4 hereof on or before the date of termination, termination of this Agreement shall not relieve Genzyme of its obligations to pay any such unpaid amount at such time as it becomes due and payable in accordance with the schedule set forth in Section 4.4 hereof.

         13.3.5. *. For purposes of this Section 13.3, the * shall be *, determined as of the date of termination, which determination shall be made by the mutual agreement of GTC and Genzyme. In the event that GTC and Genzyme are unable to agree upon * within * of the date of termination, the * shall be determined * by mutual agreement of GTC and Genzyme, and the costs and expenses incurred in connection with * shall be shared equally by GTC and Genzyme.

     13.4. Inventory. Upon the termination of this Agreement, if Genzyme does not obtain a license pursuant to Section 13.3 hereof, GTC shall have the option to repurchase Genzyme's inventory of Collaboration Products acquired by Genzyme pursuant to Article 6 hereof. Within ten (10) days after such termination, GTC shall elect in writing to either (a) permit Genzyme to sell off its remaining inventory of Collaboration Products, provided that Genzyme shall comply with all of the terms and conditions of this Agreement restricting such selling activities as in effect immediately prior to such termination, or (b) repurchase Genzyme's inventory of Collaboration Products. If GTC fails to make such an election, Genzyme shall be permitted to sell-off its remaining inventory of Collaboration Products in accordance with clause (a) of this Section 13.4. Any repurchase of Genzyme's inventory of Collaboration Products shall be at the price * to be reasonably determined by the Parties in good faith.

     13.5. Survival of Rights and Duties. No termination of this Agreement shall eliminate any rights or duties of the Parties accrued prior to such termination. The provisions of Articles 1, 10 and 12 and Sections 2.2, 2.3, 2.4 (the second paragraph thereof only), 3.3, 4.3, 4.5, 9.1.1, 9.1.3, 9.3, 9.5, 13.3, 13.4,
13.5, 14.1, 14.3, 14.4, 14.5, 14.9, 14.10, 14.11 and 14.12 hereof shall survive any termination of this Agreement.


                            ARTICLE 14. MISCELLANEOUS

     14.1. Cooperation. If either GTC or Genzyme (the "Assuming Party") shall assume the Program rights from the other Party (the "Responsible Party") in accordance with the provisions of Article 13 hereof, the Responsible Party shall promptly provide to the Assuming Party (or any Third Party or Affiliate designated by the Assuming Party) all Technology, Manufacturing Know-How and access to regulatory filings sufficient to allow the Assuming Party to perform the duties assumed. The Responsible Party shall further use its best efforts to provide all assistance required by the Assuming Party with respect to such transfer so as to permit the Assuming Party to begin to perform such duties as soon as possible to minimize

------------------------

*Confidential treatment for indicated portion respectfully requested any disruption in the continuity of supply or marketing of Collaboration Products. In addition, if upon the date this Agreement is terminated Collaboration Products are being manufactured in facilities owned or leased by the Responsible Party (including facilities subleased by ATIII LLC from the Responsible Party), the Responsible Party agrees to lease such facilities to the Assuming Party on commercially reasonable terms for a period of up to twenty-four (24) months.

     14.2. Exchange Controls. All payments due hereunder shall be paid in United States dollars. If at any time legal restrictions prevent the prompt remittance of part or all payments with respect to any country in which Collaboration Products are sold, payment shall be made through such lawful means or methods as the Parties may determine in good faith.

     14.3. Withholding Taxes. If applicable laws or regulations require that taxes be withheld from payments made hereunder, the Party paying such taxes will
(a) deduct such taxes, (b) timely pay such taxes to the proper authority and (c) send written evidence of payment to the Party from whom such taxes were withheld within sixty (60) days after payment. Each Party will assist the other Party or Parties in claiming tax refunds, deductions or credits at such other Party's request and will cooperate to minimize the withholding tax, if available, under various treaties applicable to any payment made hereunder.

     14.4. IRS Transfer Pricing Adjustments. In the event that the Internal Revenue Service or any local or state tax authority determines that amounts paid to GTC or Genzyme by any Party for services performed in connection with the Program are insufficient and adjusts the revenue reported by Genzyme or GTC accordingly, then (i) in the case of any payment made by ATIII LLC to Genzyme or GTC, the amount of the corresponding tax deduction available to ATIII LLC shall be allocated to Genzyme or GTC, as the case may be, and (ii) in the case of any payment by GTC or Genzyme to the other, the Party who made such payment shall promptly pay Genzyme or GTC, as the case may be, an amount equal to the taxes payable on the additional revenue attributed to such Party plus any interest expense thereon, which amount shall be grossed-up for taxes payable on the amount of such payment.

     14.5. Interest on Late Payments. Any payments to be made hereunder that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at the Base Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts, calculated on the number of days payment is delinquent.

     14.6. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation to contamination or diseases affecting the herd of Transgenic Animals from which tgATIII is produced, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use commercially reasonable and diligent efforts to avoid or remove such causes of non-performance, and shall continue performance hereunder with reasonable dispatch wherever such causes are removed. Each Party shall provide the other Parties with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The Parties shall mutually seek a resolution of the delay or the failure to perform in good faith.

     14.7. Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Parties; provided, however, that either GTC or Genzyme may, without such consent, assign its rights and obligations under this Agreement (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation or (b) in connection with a merger, consolidation or sale of substantially all of such Party's assets to an unrelated Third Party; provided, however, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including without limitation those business assets that are the subject of this Agreement. Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment in violation of this Section 14.7 shall be void.

     14.8. Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

     14.9. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier), by a next business day delivery service of a nationally recognized overnight courier service or by courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor in accordance with this Section 14.9 and shall be effective upon receipt by the addressee.

         If to GTC:                 Genzyme Transgenics Corporation
                                    Five Mountain Road
                                    Framingham, Massachusetts 01701
                                    Attention: President
                                    Facsimile: (508) 370-3797
         with a copy to:            Genzyme Transgenics Corporation
                                    Five Mountain Road
                                    Framingham, Massachusetts 01701
                                    Attention: General Counsel
                                    Facsimile: (508) 370-3797

         If to Genzyme:             Genzyme Corporation
                                    One Kendall Square
                                    Cambridge, Massachusetts 02139
                                    Attention: President
                                    Facsimile: (617) 374-7423

         with a copy to:            Genzyme Corporation
                                    One Kendall Square
                                    Cambridge, Massachusetts 02139
                                    Attention: Chief Legal Officer
                                    Facsimile: (617) 252-7553

         If to ATIII                ATIII LLC
         LLC (if                    c/o Genzyme Corporation
         such notice is             One Kendall Square
         sent by GTC):              Cambridge, Massachusetts 02139
                                    Attention: President
                                    Facsimile: (617) 374-7423

         with a copy to:            Genzyme Corporation
                                    One Kendall Square
                                    Cambridge, Massachusetts 02139
                                    Attention: Chief Legal Officer
                                    Facsimile: (617) 252-7553

         If to ATIII                ATIII LLC
         LLC (if                    Genzyme Transgenics Corporation
         such notice is sent        Five Mountain Road
         by Genzyme):               Framingham, Massachusetts 01701
                                    Attention: President
                                    Facsimile: (508) 370-3797

         with a copy to:            Genzyme Transgenics Corporation
                                    Five Mountain Road
                                    Framingham, Massachusetts 01701
                                    Attention: General Counsel
                                    Facsimile: (508) 370-3797

     14.10. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to any choice of law principle that would dictate the application of the laws of another jurisdiction.

     14.11. Arbitration. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by either Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which has not resolved in accordance with the provisions of Section 8.3 hereof, shall be finally resolved by binding arbitration as herein provided.

         14.11.1. General. Except as otherwise provided in this Section 14.11, any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three (3) arbitrators (the "Arbitration Panel"). Each of GTC and Genzyme shall appoint one (1) arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two (2) arbitrators appointed by GTC and Genzyme. The Arbitration Panel shall be convened upon delivery of the Notice of Arbitration (as herein defined). Any such arbitration shall be held in Boston, Massachusetts. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

         14.11.2. Procedure.

         (a) Whenever a Party (the "Claimant") shall decide to institute arbitration proceedings, it shall give written notice to that effect (the "Notice of Arbitration") to the other Party (the "Respondent"). The Notice of Arbitration shall set forth in detail the nature of the Dispute, the facts upon which the Claimant relies and the issues to be arbitrated (collectively, the "Arbitration Issues"). Within fifteen (15) days of its receipt of the Notice of Arbitration, the Respondent shall send the Claimant and the Arbitration Panel a written Response (the "Response"). The Response shall set forth in detail the facts upon which the Respondent relies. In addition, the Response shall contain all counterclaims which the Respondent may have against the Claimant which are within the Arbitration Issues, whether or not such claims have previously been identified. If the Response sets forth a counterclaim, the Claimant may, within fifteen (15) days of the receipt of the Response, deliver to the Respondent and the Arbitration Panel a rejoinder answering such counterclaim.

         (b) Within fifteen (15) days after the later of (i) the expiration of the period provided in Section 14.11.2(a) above for the Claimant to deliver a rejoinder or (ii) the completion of any discovery proceedings authorized by the Arbitration Panel: (A) the Claimant shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues and a proposed resolution of any counterclaims set forth in the Response, including without limitation the amount of monetary damages, if any, or other relief sought (the "Claimant's Proposal"); and (B) the Respondent shall send to the Arbitration Panel a proposed resolution of the Arbitration Issues, a proposed resolution of any counterclaims set forth in the Response and a proposed resolution of any rejoinder submitted by the Claimant, including without limitation the amount of monetary damages, if any, or other relief sought (the "Respondent's Proposal"). Once both the Claimant's Proposal and the Respondent's Proposal have been submitted, the Arbitration Panel shall deliver to each Party a copy of the other Party's proposal.

         (c) The Arbitration Panel shall issue an opinion with respect to any Dispute, which opinion shall explicitly accept either the Claimant's Proposal or the Respondent's Proposal in its entirety (the "Final Decision"). The Arbitration Panel shall not have the authority to reach a Final Decision that provides remedies or requires payments other than those set forth in the Claimant's Proposal or the Respondent's Proposal. The concurrence of two (2) arbitrators shall be sufficient for the entry of a Final Decision. The arbitrators shall issue a Final Decision within one (1) month from the later of
(i) the last day for submission of proposals under Section 14.11.2(b) above or
(ii) the date of the final hearing on any Dispute held by the Arbitration Panel. A Final Decision shall be binding on both Parties.

     14.12. Injunctive Relief. The Parties hereby acknowledge that a breach of their respective obligations under Article 10 hereof may cause irreparable harm and that the remedy or remedies at law for any such breach may be inadequate. The Parties hereby agree that, in the event of any such breach, in addition to all other available remedies hereunder, the non-breaching Party or Parties shall have the right to obtain equitable relief to enforce
Article 10 hereof.

     14.13. Entire Agreement. This Agreement and the Operating Agreement contain the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement supersedes the Convertible Debt Agreement. It is understood that the Amended and Restated Convertible Debt Agreement dated as of September 4, 1997 by and between GTC and Genzyme shall remain in full force and effect. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto. Each of the Parties hereby acknowledges that this Agreement and the Operating Agreement are both the result of mutual negotiation and therefore any ambiguity in their respective terms shall not be construed against the drafting Party.

     14.14. Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

     14.15. Independent Contractors. It is expressly agreed that GTC and Genzyme shall be independent contractors and that, except as Members of ATIII LLC, the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither GTC nor Genzyme shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

     14.16. Waiver. Except as expressly provided herein, the waiver by either Party hereto of any right hereunder or of any failure to perform or any breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other failure to perform or breach by said other Party, whether of a similar nature or otherwise, nor shall any singular or partial exercise of such right preclude any further exercise thereof or the exercise of any other such right.

     14.17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                          GENZYME CORPORATION


                          By:  /s/ Peter Wirth
                              ---------------------------------------------

                          Title:  Executive Vice President
                               --------------------------------------------

                          Date:  December 29, 1997
                               --------------------------------------------


                          GENZYME TRANSGENICS CORPORATION


                          By:  /s/ John B. Green
                               ----------------------------------------------
                          Title: Vice President and Chief Financial Officer
                                 --------------------------------------------
                          Date: December 29, 1997
                               ----------------------------------------------


                          ATIII LLC

                          By:   GENZYME CORPORATION


                          By:  /s/ Peter Wirth
                              ---------------------------------------------
                          Title:  Executive Vice President
                              ---------------------------------------------
                          Date:  December 29, 1997
                              ---------------------------------------------


                          By:      GENZYME TRANSGENICS CORPORATION

                          By:  /s/ John B. Green
                              ---------------------------------------------
                          Title:  Vice President and Chief Financial Officer
                              ---------------------------------------------
                          Date:  December 29, 1997
                              ---------------------------------------------

                                                                  Schedule 1.21

                              Genzyme Patent Rights


                   Title                                 Country
                   -----                                 -------
            1.       *                                      *

            2.  "Protein Purification"              U.S. Patent  5,179,199
                                                      Australia  79930/87
                                                         Canada  549,607

-------------
*Confidential treatment for indicated portion respectfully requested

                                                                  Schedule 1.25

                        GTC Licensed ATIII Patent Rights
                        --------------------------------

1.       *

2.       U.S. Patent Nos. 4,517,294 and 4,632,981;

3.       *

related applications worldwide (excluding the SMIG Territory).

------------------------

*Confidential treatment for indicated portion respectfully requested

                                                                  Schedule 1.26

                                GTC Patent Rights
--------------------------------------------------------------------------------
      Title of Patent                   Application Serial No.      Territory
                                        or Patent Number
--------------------------------------------------------------------------------
1.    Transgenic Animals Secreting              *                       *
      Desired Proteins in Milk

                                        Patent No.  0264166           Europe

                                                *                        *
--------------------------------------------------------------------------------
2.    *                                         *                        *
--------------------------------------------------------------------------------
3.    *                                         *                        *
--------------------------------------------------------------------------------
4.  Expression of Protein in Milk       Patent No, 4,873,316             U.S.
    (licensed from Biogen)

                                        Patent No. 347,431              Europe
--------------------------------------------------------------------------------
5.  DNA Sequences to Target             Patent No. 5,304,489             U.S.
    Proteins to the Mammary
    Gland for Efficient Secretion       Patent No. 5,565,362             U.S.
    (Licensed from Pharming)

                                                *                         *
--------------------------------------------------------------------------------
6.    *                                         *                         *
--------------------------------------------------------------------------------

------------------------
*Confidential treatment for indicated portion respectfully requested

                                                                Schedule 3.1.3

                         Third Party Royalties and Fees

1. Patent Sublicense Agreement dated February 1, 1990 by and between DNX, Inc. ("Chrysalis") and GTC (as successor to Genzyme).

2. Agreement dated September 29, 1990 by and among GTC (as successor to Genzyme), SMIG and Centeon (as successor to Behring).

3. License Agreement dated December 26, 1990 by and between Pharming B.V. (as successor to Biogen, Inc.) and GTC (as successor to Genzyme).

4. Cooperation Agreement dated September 6, 1988 by and between Tufts University School of Veterinary Medicine and GTC (as successor to Genzyme, the successor to Integrated Genetics, Inc.) as amended through and including September 6, 1997.